CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

[***] indicates the redacted confidential portions of this exhibit.

LODGING OUTSOURCING AGREEMENT

between

DECOLAR.COM, INC.

and

HOTELBEDS USA INC.

dated as of January 27, 2025

EXHIBITS
Exhibit 1 (Definitions)
Exhibit 2 (Deferred Payment Terms)
Exhibit 3 (Personal Data Protection Laws)
Exhibit 4 (Decolar Termination for Convenience Penalty)
Exhibit 5 (HBX Termination for Convenience Penalty)
Exhibit 6 (API Integration)
Exhibit 7 (HBX Lodging Products Terms and Conditions)
Exhibit 8 (Right to repent)
Exhibit 9 [***]

LODGING OUTSOURCING AGREEMENT
This Lodging Outsourcing Agreement, effective as of January 1, 2025 (the “Effective Date”), is between Decolar.com Inc. (“Decolar”), a Delaware entity, and Hotelbeds USA Inc. (“HBX”), a Delaware entity (each, a “Party” and collectively, the “Parties”).
WHEREAS, Decolar currently operates travel solutions in which it has access to and markets lodging reservations; and
WHEREAS, Decolar and HBX have an existing API integration agreement, by and between themselves and other Affiliates signatories thereto, which is in effect since December 28, 2018 (the “API Agreement”) and now intend to supersede and terminate such API Agreement with respect to the provision of Lodging Products;
WHEREAS, Decolar wishes HBX to provide rates and availabilities to be distributed through the Decolar Platform for properties located in and outside the Territory (as defined in this Agreement) as set forth herein via an API integration;
WHEREAS, [***]
WHEREAS, the Parties entered into certain term sheet dated as of November 1, 2024 (the “Term Sheet”) in which the Parties stated the main terms and conditions for a lodging outsourcing agreement; and
WHEREAS, as intended in accordance with the Term Sheet, this Agreement sets forth the terms and conditions pursuant to which Decolar shall display and make HBX lodging products and services available for booking on the Decolar Platform (as defined below).
THEREFORE, for good and valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledge, the Parties hereby agree as follows:
1.DEFINITIONS AND STRUCTURE
1.1Definitions
Defined terms used in this Agreement have the meanings set forth in Exhibit 1 (Definitions). Other capitalized terms used in this Agreement but not defined in Exhibit 1 (Definitions) shall have the meaning ascribed to such terms where they are used in this Agreement.
1.2Structure
This Agreement sets forth the general terms and conditions governing the contractual relationship between Decolar and HBX. Included as part of this Agreement, are Exhibits that contain specific provisions that apply to the Services. All Exhibits, and amendments (as applicable) to this Agreement are incorporated herein by reference and made a part of this Agreement.

2.SERVICES
2.1Scope of Services.
Starting on the Effective Date and continuing during the Term, HBX shall perform and deliver the Services in accordance with this Agreement. The “Services” consist of the following:
(a)making the then-current version of the HBX-API available to Decolar for use by Decolar and its Affiliates in accordance with the provisions of this Agreement, in order to provide access to Decolar and its Affiliates to the HBX Lodging Products located in and outside the Territory (as defined in this Agreement). In such sense, HBX hereby appoints Decolar and its Affiliates for the intermediation of the HBX Lodging Products through the Decolar Platform.
The provision of the Services must comply with the quality standards, technical specifications and delivery times established in this Agreement. HBX shall be responsible for any and all costs associated with the development and operation of the HBX-API in the form delivered to Decolar and Decolar is not required to cover or reimburse any HBX abovementioned costs or expenses.
(b)HBX hereby grants Decolar and its Affiliates a worldwide, irrevocable (solely during the Term), fully paid-up, royalty-free, non-exclusive, and non-transferable license to access and use the HBX-API during the Term to the extent necessary to use and receive the Services and comply with Decolar’s obligations under this Agreement.
HBX will be solely responsible for providing all Services and performance of HBX’ obligations under this Agreement. HBX will be responsible (including administratively and financially) for obtaining any consents, rights and licenses required to provide Decolar access to and use of HBX resources related to the Services (including the HBX-API and HBX Lodging Products).
Except as otherwise expressly set forth in this Agreement, each Party will be solely responsible for its own facilities and personnel, and all costs and expenses associated with the performance of its obligations under this Agreement.
2.2Service Delivery Environment.
(a)HBX will maintain the Service Delivery Environment at the level required by or specified in this Agreement or, if this Agreement does not specify a level of Service Delivery Environment, at a reasonable level consistent with Good Industry Practice and with other applicable terms of this Agreement.
(b)As more specifically described elsewhere in this Agreement and appropriate to the Services to be provided under this Agreement, the Service Delivery Environment will include certain tools, interfaces, templates, methodologies and/or other information, which HBX will use to provide the Services and, where appropriate, update and/or make available for use by Decolar under the license rights granted by HBX in section 2.1.(b).

2.3HBX-API. Service Level Agreement.
(a)At all times during the Term, HBX shall make the then-current version of the HBX-API available to Decolar and its Affiliates for use by Decolar and its Affiliates in accordance with this Agreement. Any Bookings made under this Agreement shall be through the HBX-API.
(b)Currency of API Calls. Decolar shall ensure that any call to the HBX-API via the Decolar Platform for HBX Lodging Products shall be made solely in the following currencies: (i) for the Decolar Platform with a Brazilian country code top-level domain (being .br or com.br or any variation thereof) (“Brazilian POS”), in Brazilian Real, (ii) for the Decolar Platform with a Mexican country-code top-level domain (being .mx or .com.mx or any variation thereof) (“Mexican POS”), Mexican Pesos, and (iii) for any other Decolar Platform in such currency as HBX may make available therefor via the HBX-API.
(c)Decolar obligations.
(i)Decolar shall ensure that its Decolar Platform or any other Decolar application which interfaces with the then-current version of the HBX-API to enable the exchange of data regarding HBX Lodging Products is at all times consistent with the then-current version of the HBX-API in accordance with the HBX-API specifications, provided that such specifications: (a) are consistent with the then-current version of the HBX-API, and (b) are reasonable, and have been provided to Decolar in advance and in writing.
(ii)To confirm a Booking, it is necessary that all rooms have at least the name of one End-User and in case HBX and/or the Lodging End-Providers requires the information of all individuals included in the Booking, those names will be provided by Decolar.
(iii)By using the HBX-API, Decolar is confirming that accepts the content of Exhibit 7 (HBX Lodging Products Terms and Conditions) and that End-Users will be informed and accept its relevant content accordingly through the Decolar Platform (in the format to be defined at Decolar’s sole discretion). Information relating to the services offered by the Lodging End-Provider, cancellation policy, costs and details applicable to the Booking will be displayed to the End-User by Decolar prior to processing the payment of its reservation.
(d)Unless Lodging End-Provider policy has a higher threshold (in which case such higher threshold shall apply) the End-User is only permitted to book up to [***] rooms per stay. Should the End-User submit a Booking of [***] or more rooms per stay, either in one or several individual Bookings, then this will be considered a “Group Booking”. Group Bookings will be subject to confirmation by the Lodging End-Provider and may result in modification or cancellation of such Booking or Booking terms at the Lodging End-Provider discretion.

(e)HBX, through the HBX-API, will provide the codes and descriptions of categories, meal arrangements, room types, available in the system and which are specific for each lodging service and/or Booking. HBX shall provide updated and complete information and Decolar shall keep its system properly mapped and updated with such information. HBX will accept no liability to the extent such liability directly results from any failure by Decolar to comply with the obligations in this section (e).
(f)The rate informed to Decolar via HBX-API does not include any additional service other than those specified in the Booking offer.
(g)Service Level Agreement.
If at any time during the Term, HBX systems necessary for integration (including, but not limited to, the HBX-API): (a) fail completely to respond to the Decolar integration for a period in excess of [***] continuous minutes or (b) fail to respond within [***]seconds for [***] of availability requests or within [***]seconds for [***] of check rate or check hotels requests or within [***] seconds for [***] of booking requests made by any Decolar Platform in conjunction with completing a transaction for a period in excess of [***]continuous minutes, then Decolar shall notify HBX about the issue and may obtain inventory from any other sources without penalty. Decolar will attempt to reconnect to HBX systems every ten (10) minutes, validating whether the aforementioned criteria is solved. Once the HBX system meets the required performance levels, Decolar will promptly restore connectivity. If, in any given month, the total downtime (in minutes) of HBX systems exceeds [***] of the month, the Bookings made via Decolar Platform during the equivalent period in the previous Measurement Year plus the growth rate of the respective Measurement Year, will be included in the calculation of the achievement of the Measurement Year Volume Target.
2.4Access Codes.
(a)HBX will grant the use of the HBX-API to Decolar by providing a unique HBX-API key and secret(s) to the HBX-API (the “Access Code”). The Access Code is strictly personal and can only be used by the authorized representatives, employees, officers and directors of Decolar and its Affiliates exclusively for use in the scope and accordance with this Agreement. Decolar shall take all the necessary steps to maintain strict confidentiality and robust security of the Access Code consistent with section 7. No Access Code can be transferred or disclosed to any third party, except as contemplated in section 7.6.
(b)HBX will not be liable for the unauthorized access to the HBX-API by any third party using Decolar’s Access Code caused by a misuse attributable to Decolar and/or its Affiliates. Decolar shall be solely and entirely responsible for the confidentiality, security and use of the Access Code and the acts and omissions of anyone using the Access Codes, including but not limited to with respect to any unauthorized or fraudulent use of the Access Code (i.e. including stolen Access Codes) as though such act and omissions of Decolar were authorized by Decolar, as long as such act or omissions are due to an attributable misuse of Decolar and/or its Affiliates. Decolar shall immediately notify HBX in writing if it becomes aware of an unauthorized release, use or other compromise of any Access Code.
(c)HBX reserves the right to change Decolar’s Access Code for security reasons. In this case Decolar will be informed with sufficient time in advance to avoid any inconveniences. If a misuse attributable to Decolar and/or its Affiliates of the Access Code has been proven or is reasonably suspected by HBX, or upon a breach by Decolar of the section immediately above this paragraph, then, in addition to any rights or remedies HBX may have under this Agreement or at law or in equity, HBX shall be entitled to deny or suspend any further access to the HBX-API. When the Parties confirm that the abovementioned risks have been mitigated, in accordance with the provisions of this Agreement, and until a new Access Code is granted by HBX (the “Reactivation Period”), the average value of Bookings made during the corresponding period of the previous calendar year, which is comparable to the Reactivation Period (i.e. same period of previous calendar year) shall be added for purposes of calculating the achievement of the Measurement Year Volume Target for the relevant Measurement Year, plus the growth rate of the respective Measurement Year, pursuant to section 5 of this Agreement.
(d)Decolar shall not:
(i)post, transmit or disseminate any information on or via HBX-API which is or may be harmful, obscene, defamatory or otherwise illegal, or may cause an infringement of the rights of any other;
(ii)make any other unauthorized, false or fraudulent Booking. Decolar will be solely liable for the Bookings and/or modifications made and for any administrative procedures carried out using HBX-API as well as any other operations carried out by Decolar;
(iii)use any software, routine or device to interfere or attempt to interfere electronically or manually with the operation or functionality of HBX-API including, but not limited to, uploading or making available files containing corrupt data or viruses via whatever means;
(iv)deface, alter or interfere with the appearance and layout of the HBX-API or the underlying software code;
(v)take any action that imposes an unreasonable or disproportionately large load on the HBX-API or related infrastructure.
Without prejudice of the above, HBX shall as well comply with the abovementioned obligations in this section 2.4 with respect to HBX scope of responsibility over the HBX-API and Access Code.

2.5Health & Safety.
HBX’s total aggregate liability for any responses, information, contents, acts, omissions, or any breaches of any Lodging End-Providers in relation to health & safety matters at their lodging (hereinafter “H&S”) shall not exceed the Cap (as defined in section 14 herein below). HBX shall make its best Commercially Reasonable Efforts so that the Lodging End-Providers comply with H&S applicable laws. HBX shall provide to Decolar H&S information that it may receive from the Lodging End-Providers if reasonably requested by Decolar, unless otherwise required by applicable laws (in which case HBX shall send such information to Decolar via HBX-API, when feasible). Decolar accepts that all the information related to H&S is Confidential Information hereunder provided that Decolar may share the H&S information when required by law.
2.6Security.
(a)In case HBX has access to credit card data of Decolar’s or Decolar’s Partner’s End-Users at any time during this Agreement, HBX shall be responsible for the safe storage and/or data processing of such data received in connection with the provision of Services under this Agreement. To this end, HBX represents and warrants to Decolar that: (i) it complies and will comply throughout the Term of the Agreement with the Payment Card Industry Data Security Standard (“PCI DSS”); and (ii) it has and will have throughout the Term of the Agreement with an attestation of compliance certifying compliance with the PCI DSS standards (indicating date and version of such rules), which shall be sent to Decolar when required; and (iii) the obligations under this section are applicable to all credit card data for transactions that HBX manages, processes, stores or transmits, in connection with the Services provided under this Agreement.
(b)HBX shall, during the Term and in accordance with Good Industry Practice, implement and maintain:
(i)a contingency business continuity plan (“BCP”) against events which could reasonably and materially adversely affect the ability of HBX to perform and provide the Services in accordance with this Agreement, including loss of systems, loss of equipment, industrial relations problems with HBX personnel, and the failure of equipment (each, a “BC Event”). A BC Event shall not be considered a Disaster (as defined below); and
(ii)a disaster recovery plan (“DRP”) and provide disaster recovery and backup capabilities and facilities through which it will be able to render the Services with minimal disruptions or delays following the occurrence of any Force Majeure Event or any other event that constitutes a disaster under the DRP (each, a “Disaster”).
(c)Changes to the Plans. HBX shall make changes from time to time as shall be required to reasonably maintain the BC/DR Plans consistent with Good Industry Practice, and to reasonably ensure the BC/DR Plans align with changing technology conditions and operational requirements; provided, however, that in no event will HBX make any change to the BC/DR Plans that does or would reasonably be expected to have a material adverse impact to Decolar, and any change (other than a non-substantive change) that does or would reasonably be expected to have a material adverse impact to Decolar, to the BC/DR Plans must be approved in writing by the Parties.
2.7Rates.
(a)Rate Errors.
(i)If an HBX-Sourced Booking is confirmed for an End-User with an incorrect rate due to an act or omission of HBX, HBX hereby guarantees such Booking and will be liable for covering the rate difference. Also, the Lodging End-Provider may not charge the End-User any additional fees or charges other than those informed when making the reservation.
(ii)Obvious errors and mistakes (including misprints, typographical errors and errors in calculating currency conversion, errors in pricing in general, etc.). In case there is a rate lower than [***] of the usual rate price, unless advertised as a promotion, it will be assumed to be a pricing error. HBX will inform Decolar as soon as said error is identified and Decolar will suspend the publication of such rate. Additionally, HBX shall intermediate with the Lodging-End Providers to comply with the Bookings at the informed rate. In case the Lodging End-Provider requests for the payment of any additional amount to maintain the affected Bookings, HBX shall negotiate with the Lodging End-Provider to minimize the impact of rate differences. As long as the rate error is not directly attributable to an act or omission of HBX, HBX and Decolar will pay such rate difference equally in order to avoid cancelling of the Booking and harming the End-User. Under no circumstances may HBX or the Lodging End-Provider cancel the Booking unilaterally, except with prior written request from Decolar. If the reservation is canceled either by HBX and/or the Lodging-End Provider, provisions regarding Overbooking and Cancellations in section 3.7.(d) shall apply.
(b) [***]
(c) [***]
2.8[***].
2.9HBX’ Lodging Products Information.
(a)HBX shall ensure the existence of all Lodging End-Providers and will do its best Commercially Reasonable Efforts so that their main services and features exist and are correct.

(b)HBX will provide to Decolar the information about the HBX Lodging Products through the HBX-API, including, but not limited to, images, photographs, description of the facilities and services, qualification of the establishment under the applicable law and/or international standards commonly accepted in the industry, rates (informing applicable Taxes), availability, type of rooms, location, cancellation policies, no-show conditions, check-in and check-out times, and other conditions, policies and restrictions, as well as other details relative to the establishment that determines the End-User’s expectation in relation to the travel experience when choosing the establishment, as provided by the Lodging End-Providers. For the avoidance of doubt, the parties declare that Exhibit 7 (HBX Lodging Products Terms and Conditions) in no aspect replaces HBX’ responsibility to send every information contained therein, as well as any other applicable information, as provided by the Lodging End-Providers, via HBX-API.
(c)HBX declares it requires proper R&W from its Lodging End-Providers regarding intellectual property (“IP”) rights of the materials and contents on the HBX-API. HBX total aggregate liability for any act, omission, negligence or breach of third-parties IP rights directly caused by the Lodging End-Providers promoted in HBX-API or any damage or expense resulting from the aforementioned breach shall not exceed the Cap (as defined in section 14 herein below).
(d)HBX shall be fully responsible and liable to Decolar for any and all acts, omissions, breaches or damages caused by Lodging End-Providers, as if such acts, omissions, breaches, or damages were performed or incurred by HBX itself, up to the Cap established in section 14. In such sense, HBX agrees to indemnify, defend, and hold Decolar harmless from any claims, losses, liabilities, or expenses arising from any action or failure to act by Lodging-End Providers, within the scope of the Cap specified in section 14. Decolar may translate, edit or delete such information in case it is not accurate. Decolar cannot make any changes to the information shared by HBX. Should Decolar make any changes, it shall be responsible for such, unless those changes were previously approved by HBX in writing.
(e)HBX declares that, prior to sharing the information, photographs and images, it has obtained the corresponding assignments and/or authorizations regarding copyrights and/or intellectual property rights, including without limitation, image copyrights.
3.BOOKINGS
3.1Payment Methods.
3.1.1DEFERRED PAYMENT TERMS: HBX grants to Decolar and its Affiliates the right to defer the payments of Consumed Bookings as per the provisions set forth in Exhibit 2 (Deferred Payment Terms). In case the Deferred Payment Terms are in force, section 3.2 shall apply regarding Payment Terms. Non-gratuitous cancellations or non-gratuitous no-show Bookings, should be paid based on the original check-in date of the Booking. In the event that Bookings are created whilst the Deferred Payment Terms are suspended (in accordance with provisions under Exhibit 2), the payment terms included in next paragraphs will apply.

3.1.2PRE-PAYMENT:
(a)Upon suspension of the Deferred Payment Terms, Decolar must make the payment of any unpaid Bookings made prior to the suspension of the Deferred Payment Terms that have already reached the Special Due Date within ten (10) days, otherwise the Bookings may be cancelled by HBX. “Special Due Date” shall be the date in which cancellation fees are applied.
For the Bookings created while Deferred Payment Terms are suspended, all payments must be made before incurring cancellation fees, otherwise the Bookings may be cancelled by HBX (the “Pre-Payment Terms”).
In such cases, HBX shall inform Decolar in advance and in writing so Decolar may pay the outstanding amounts in order to avoid cancellation of the Bookings.
(b)The aforementioned prior notice period of ten (10) days shall not apply and HBX shall be entitled to cancel all Bookings, including all future Bookings not paid, regardless if they have been incurred in cancellation costs or not, in case of: (i) default regarding payment terms not due to a Force Majeure Event and not receiving a clear confirmation on when the default on payment is going to be repaired or (ii) imminent or actual insolvency situation or ceased of operations of Decolar. Decolar cannot claim any compensation from HBX in case of cancellation of Bookings under the abovementioned scenarios, assuming Decolar the duty to inform End-Users and looking for a satisfactory lodging alternative or satisfactory alternative solution for End-Users, holding harmless HBX.
(c)HBX shall be entitled to restrict access, suspend or deactivate the HBX-API in the event where Decolar has failed to comply with Pre-Payments Terms for a period of time of ten (10) days. In such case, HBX shall provide a ten (10) days prior written notice for Decolar to comply with pending payments. In the event that payment is not made within the aforementioned period, section 9.2.3.2.(c) shall apply.
(d)Non-refundable Bookings and Bookings made at the time they accrue cancellation fees, will be deactivated when in Pre-Payment Terms except if a specific payment is made by Decolar to maintain those Bookings active.
3.1.3Decolar understands and agrees that HBX and its following Affiliates will provide the document required under applicable tax legislation for Bookings applicable to the point of sale and destination region, as follows. For the avoidance of doubt, the Parties state that the following applies both to Deferred Payment Terms and Pre-Payment Terms.

HBX SELLING ENTITY	DECOLAR ENTITY	DESTINATION AND POINT OF SALE
[***]	Despegar.com México S.A. de C.V.	Mexican travel services and Mexican source markets (i.e. Mexico as point of sale and destination)
[***]	Decolar.com Ltda	Brazilian travel services and Brazilian source markets (i.e. Brazil as point of sale and destination)
[***]	Decolar.com Ltda	All non-Brazilian travel services and Brazilian source markets (i.e. Brazil as point of sale, whatever the destination excluding Brazil as destination)
[***]	Travel Reservations SRL	Territory (i.e. any territory other than the above)
The above information is provided for reference purposes only. Each Party reserves the right to modify its selling and invoicing structure at any time for any reason at its sole discretion with prior written notice to the other Party of at least fifteen (15) days. If such change impacts either Party, both Parties will mutually agree on a solution.

3.2Payments and Disputes Resolutions.
(a)During the Term, for each HBX-Sourced Booking of a HBX Lodging Product that is a Consumed Booking (or the relevant Booking in case of Pre-Payment Terms), HBX shall send to Decolar the document required under applicable tax legislation of the relevant Booking and Decolar will pay all Consumed Bookings Statements except the ones that are disputed as per section 3.2.(c) below. Such documents (including the details and via the systems and payment conditions of the relevant Booking as per section 3 and Exhibit 2 – Deferred Payment Terms) will be issued and sent daily by HBX.
(b)HBX will share with Decolar a statement every [***] containing the details of the Net Amount of Consumed Bookings. In case Deferred Payments Terms are suspended or cancelled, HBX shall share the statement every day (the “Consumed Bookings Statement”). Each Consumed Booking Statement shall be stated in: (i) Brazilian Real only when corresponding to Decolar’s Brazilian point of sale (“POS”); (ii) Mexican Pesos only when corresponding to Decolar’s Mexican POS; and (iii) all other points-of-sale available in the Decolar Platform, in United States Dollars or, with respect to any

Bookings made in other currencies available therefor via the HBX-API, in such other currencies.
(c)In case of disagreement by Decolar regarding the Consumed Bookings Statement, Decolar may deliver to HBX’ relevant department [***] or via any other mechanism that may be agreed by the Parties, in writing, a dispute notice (a “Dispute Notice”) with respect to such Statement. Such Dispute Notice shall provide relevant evidence supporting the nature and amount of the dispute. As soon as possible and within a maximum period of one (1) month after the delivery of such Dispute Notice, the Parties shall attempt in good faith to resolve any such dispute and finally determine the proper amounts to be reflected on such statements. The disputes that could not be solved as per the abovementioned reconciliation process will be addressed via an Accountant process within fifteen (15) days from the finalization of the reconciliation. The Accountant shall determine the proper amounts to be reflected on the Statements, as applicable, for such period in accordance with the terms and conditions of this Agreement. The Accountant shall deliver to each Party, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of the dispute for such period. Such report shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. Each Party shall bear all the fees and costs incurred by it in connection with this arbitration, except that, if the Accountant determines that the aggregate net adjustment to the applicable Statement was greater than [***], in which case all fees and expenses relating to the foregoing work by the Accountant shall be borne by the Party that does not prevail on the matters resolved by the Accountant. No Payment dispute shall give the Party disputing such Payment the right to withhold any such Payment that is in dispute hereunder. If the dispute is solved by the Accountant in favor of HBX, Decolar shall pay HBX as per agreed payment terms. For the avoidance of doubt, both Parties acknowledge and agree that any right to dispute a payment arising from a Booking for which the checkout date is prior to the date which is twelve (12) months prior to the date of this Agreement is hereby waived and neither Party owes any amounts to the other Party under said Bookings. This provision including the waiver hereinabove does not apply to Bookings that are being disputed prior to, or as of, the Effective Date (“Pre-Existing Dispute”), such as any dispute between the Parties with respect to 2023 reconciliation under the current API Agreement.
(d)In case Deferred Payment Terms apply, Decolar shall pay to HBX the amount corresponding to the Net Amount of Consumed Bookings as follows: (a) for Consumed Bookings within [***], Decolar shall pay HBX by the [***]; and (b) for Consumed Bookings within [***] Decolar shall pay HBX by the [***], in each case, following the receipt and validation of the respective Consumed Bookings Statement.
(e)Payment Currencies. The Parties agree that the payment of amounts set forth in this section shall be made in the currency specified therefore in the relevant Statement. The Parties may from time to time agree in writing on additional currencies for such payments. In such sense, all payments made by Decolar to HBX will be made in United

States Dollars or the relevant currency or currencies (such as Brazilian Real or Mexican Pesos) of the applicable Consumed Booking Statement. In the event that the Parties decide to pay in a currency other than that of the Consumed Booking Statements, the conversion will be made according to the Bloomberg BGN exchange rate corresponding to the payment date.
(f)Both Parties agree to reconcile the accounts on a quarterly basis as per following sequence: first month of each quarter both Parties should have fully reconciled the period of quarter -2 (i.e. in January of the relevant year, September should be reconciled). The disputes that could not be solved as per the abovementioned reconciliation process will be addressed via the Accountant Process within fifteen (15) days from the finalization of the reconciliation.
(g)End-User Claims: In case Decolar disputes a Statement due to End-User Claims, Decolar shall provide copy of the written complaint made by the End-User plus evidence sent by the End-User, if any (i.e. pictures, videos, medical certificates, etc.). Under no circumstances may Decolar retain payments as a consequence of any Claims filed by End-Users, and the dispute resolution process set forth in the Agreement shall apply.
3.3 [***]
3.4 [***]
3.5 [***]
3.6Decolar Partners.
Decolar may make the HBX Lodging Products available for booking through third parties, including whole-sale partners, (each, a “Decolar Partner”). For the purpose of this Agreement, Decolar Partner’s sales channels shall be deemed included into the definition of Decolar Platform.
[***]
3.7Customer Care.
(a)During the Term, Decolar shall provide first line support to its End-Users (or to Decolar Partners, if applicable) regarding the Bookings made through the Decolar Platform in accordance with Good Industry Practice.
(b)HBX will provide second-line support for customer care and support issues with respect to the HBX Lodging Products booked via the HBX API in accordance with Good Industry Practice. HBX acknowledges that it has direct contact with the Lodging End-Providers and shall act as intermediary with the relevant Lodging End-Providers to address End-User’s claims and requests. In such sense, HBX shall use Commercially Reasonable Efforts to ensure that Lodging-End Providers accept liability and indemnify, when reasonably applicable, from and against any claims of Decolar’s End-Users arising from the provision of their services. Therefore, Decolar hereby commits, that in case the claim and/or request occurs while End-User is at destination, Decolar shall make its best Commercially Reasonable Efforts so that the request shall be filed by the End-User directly with the Lodging End-Provider. If the claim and/or request occurs after the check-out date, HBX will be contacted by Decolar to review the claim with the Lodging End-Provider. In all cases, Decolar shall contact HBX before offering a resolution to the End-User. To that end, HBX shall collaborate with Decolar as reasonably requested by Decolar. Both Parties agree to consistently review the customer operations process if needed, to mutually optimize whatever is agreed. Notwithstanding the foregoing and provisions in section 13, HBX’s total aggregate liability for any claims of Decolar’s End-Users arising from the provision of the services of HBX and/or of the Lodging End Providers shall not exceed the Cap (as defined in section 14 herein below).
(c)Without limiting the generality of the foregoing, Decolar will: (a) transmit to End-Users, without substantial revision, deletion or change of any sort, all information transmitted by HBX or its Affiliates to Decolar for re-delivery to such End-Users (e.g., Booking confirmation e-mails and other customer support communications) including but not limited the terms and conditions applicable to the HBX Lodging Products and (b) transmit to HBX all communications, without substantial revision, deletion or change of any sort, received by Decolar or its Affiliates from End-Users relating to HBX Lodging Products if needed (e.g., Booking requests and other customer service inquiries).
(d)Overbooking and Cancellations. Under no circumstances may HBX and/or the Lodging End-Providers cancel a confirmed Booking without prior notice to Decolar and obtaining Decolar’s prior written consent, unless such cancellation is specifically regulated under other provisions of this Agreement. Decolar shall forward to HBX any complaints and claims received from End-Users regarding unilateral cancellations, overbookings or relocation needs related to HBX Lodging Products. In case HBX’ delays for more than three (3) hours the offering of an equal or higher quality solution, Decolar will be able to solve at HBX expense and request refund from HBX, notwithstanding HBX indemnity obligations and applicable Cap under this Agreement.
3.8Right to repent.
In the event that according to consumer protection laws applicable in the End-User’s country, the End-User has and exercises its right to repent, HBX undertakes to respect said right and return the funds received as if the Booking had never been made, without fine or penalty whatsoever, even when the Lodging Product’s cancellation policy is restrictive and does not allow gratuitous cancellations. In the event that HBX does not comply with this section, Decolar may withhold any pending payment to HBX and apply it to pay the refund to the End-User, and HBX shall not make any claim to Decolar for such reason. As a reference, see in Exhibit 8 (Right to repent) the terms for exercising the right to repent in certain countries, effective as of the date of this Agreement.

3.9Force Majeure Event.
If due to a Force Majeure Event the Booking is not consumed by the End-User, HBX will not charge for the part of the Booking that was not consumed by the End-User, nor Decolar, affected by such Force Majeure Event nor any other amounts, including non-refundable rates that can be recovered by HBX from the Lodging End-Providers.
3.10Anti-fraud control.
Decolar has an anti-fraud system pursuant to which it monitors the transactions made through the Decolar Platforms. Decolar reserves the right to cancel the Bookings, without cost or penalty when there are suspicions of fraudulent activity of the End-User and/or of the Lodging-End Provider. Cancellations under this section shall be made prior booking confirmation or cancellation with fees dates.
4.COMPLIANCE
4.1Compliance with Laws.
(a)HBX will, at its cost and expense, obtain all necessary regulatory approvals, licenses, and permits applicable to HBX and its Affiliates’ businesses to the extent related to this Agreement or otherwise necessary for HBX to provide the Services and comply with its obligations under this Agreement.
(b)Decolar will, at its cost and expense, obtain all necessary regulatory approvals, licenses, and permits applicable to Decolar and its Affiliates’ businesses to the extent related to this Agreement or otherwise necessary for them to receive and use the Services and comply with its obligations under this Agreement.
(c)Also, each Party and its personnel will comply (and cause its subcontractors to comply) at all times with: (i) all Laws applicable to the Party’s and its Affiliates’ businesses to the extent related to this Agreement and (ii) all Laws applicable to the provision or receipt of the Services (as applicable) and execution of this Agreement in connection with its obligations contemplated herein.
(d)If any change in applicable Law materially impacts on the provisions of this Agreement, then the Parties shall discuss in good faith to determine what modifications to the Agreement may be required.
4.2Sanctions and Anti-Corruption Laws.
(a)Each of the Parties represents and warrants that, to the best of its knowledge, it and its Affiliates and/or directors and/or shareholders have not violated and are in compliance with all anti-corruption laws in relevant jurisdictions, including but not limited to, the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act and other similar laws (the “Anti-Corruption Laws”).

(b)Each of the Parties represents and warrants that are in compliance with Sanctions, and neither it nor any of its Affiliates and/or directors and/or shareholders is a Sanctioned Person. Each Party warrants that to the best of its knowledge, and for the past five (5) years, neither it nor its Affiliates and/or directors and/or shareholders have been convicted of, have been, or are subject of any enforcement by or proceeding before any governmental, administrative, or regulatory body regarding Sanctions or Anti-Corruption Laws.
(c)Neither of the Parties and its respective Affiliates shall violate or take any action to cause the other Party to violate any Sanctions or Anti-Corruption Laws.
(d)HBX shall not provide Decolar any commodities, software, technology, materials, HBX Lodging Products and/or services involving, directly or indirectly, any Sanctioned Person or Sanctioned Country.
(e)HBX shall obtain any and all regulatory authorizations, including export licenses, required for the export, reexport, or in-country transfer of commodities, software, technology, Services, or materials to Decolar before providing such commodities, software, technology, Services, materials to Decolar.
(f)HBX represents and warrants that it shall not source, supply, or deliver goods or services under this Agreement from, to, or through any Sanctioned Country or Sanctioned Person. HBX agrees to exercise due diligence at its sole cost in ensuring that no part of its inventory or distribution process violates any Sanctions or involves any Sanctioned Persons. If HBX detects that it and/or any of its Affiliates and/or any HBX Lodging Products does not comply with Sanctions, it will be removed from HBX portfolio of Lodging End-Providers and it shall immediately inform Decolar in writing.
(g)If any HBX Lodging Product is or becomes a and/or is or becomes related with a Sanctioned Person or is related with a Sanctioned Country, HBX shall immediately cease to supply such HBX Lodging Product to Decolar.
(h)If at any time during the Term, more than [***] of HBX Lodging Products located in the Territory offered by HBX via the HBX-API become targeted by any Sanctions, whether introduced before or after such date, then the Parties will proceed as follows (additionally to HBX obligation in section (g) above):
-From written notification by Decolar to HBX in writing of the above threshold being met, HBX will have a maximum term of sixty (60) days to cure such breach.
-If not cured, both Parties, within a maximum period of thirty (30) days, will negotiate on how the Measurement Year Volume Target for the relevant Measurement Year and/or the Estimated Target Date shall be adjusted.

-In case no agreement is reached within such thirty (30) day-period, section 9.2.2.2 shall apply, without prejudice of Decolar’s rights and remedies at law and in equity.
(i)Notwithstanding the above, HBX shall (subject to the Cap as defined in section 14 hereinbelow) indemnify, defend, and hold harmless Decolar from and against any Claims, damages, Losses, expenses, liabilities, or costs of any kind (including reasonable legal fees, witness fees and court costs) incurred in connection with such Claims, in each case arising from or out of any supply of any Sanctioned or Sanctions related person, notwithstanding Decolar’s right to terminate the Agreement in accordance with section 9.2.2.2.
(j)Each of the Parties shall maintain accurate processes to verify its compliance with Anti-Corruption Laws and Sanctions and to provide to the other Party if reasonably requested sufficient evidence of such compliance.
Neither Party shall be liable in any way whatsoever for any damages incurred by the other Party or its Affiliates, arising from activities performed by the other Party or its Affiliates which are in breach of any Sanctions or Anti-Corruption Laws.
4.3Corporate Sustainability.
HBX is committed to Corporate Sustainability, as evidenced by its “Corporate Sustainability Policy”, which Decolar hereby acknowledges to have read: https://corporate.hotelbeds.com/policy/hotelbeds-corporate-sustainability-policy-external.pdf
5.ECONOMIC TERMS [***]
6.DATA SECURITY MEASURES
6.1Data treatment.
(a)HBX acknowledges that, as between HBX and Decolar, Decolar is the sole and exclusive owner of all Decolar Data. HBX shall not possess or assert any lien or other right against or to Decolar Data. HBX, its Affiliates and/or Lodging End-Providers shall not: (i) use or process any Decolar Data for any purpose other than in connection with providing the provision of the Services and as authorized under this Agreement; (ii) sell, assign, lease or otherwise dispose of Decolar Data; (iii) de-identify, pseudonymize, or anonymize Decolar Data; or (iv) commercially exploit Decolar Data.
(b)HBX and its Affiliates will not, and will not permit any third-party (including Lodging End-Providers) to: (i) access, adapt, align, alter, collect, combine, compile, consult, create, derive, destruct, dispose, disseminate, intercept, maintain, make available, organize, record, restrict, retain, structure, use, store, erase, copy, disclose, transfer, transmit or otherwise process any data or sets of data, any operations or any set of operations, whether or not by automated means (collectively, “Process”) Decolar Data for any purpose other than to provide the Services and comply with the Booking; or (ii)

disclose any Decolar Data to a third-party for any other purpose than to provide the Services and comply with the Booking (including Affiliates, Lodging Providers, independent contractors or third-parties providing goods or services to HBX in connection with this Agreement) without first obtaining Decolar’s written consent to such disclosure.
(c)HBX shall maintain a privacy policy that shall govern the collection, treatment, Processing, use and disclosure of Decolar Personal Data (the “HBX Privacy Policy”).
(d)In addition to the foregoing, each Party shall implement, maintain, and comply with industry standards and adopt and implement a comprehensive, best-in-class written information security program (“Information Security Program”) which shall comply with all applicable Laws, and include all necessary measures, including the establishment and maintenance of policies and procedures, and technical, physical, organizational and administrative safeguards designed to:
(i)ensure the security and confidentiality of the other Party’s Data;
(ii)protect against any foreseeable threats, fraud, or hazards to the security or integrity of the other Party’s Data;
(iii)protect against accidental, unauthorized or unlawful: access or damage to, or use, processing, loss, destruction, alteration or disclosure of the other Party’s Data or systems or networks;
(iv)ensure secure and appropriate disposal of the other Party’s Data; and
(e)Each Party shall regularly test key controls, systems and procedures relating to the Information Security Program. The frequency and nature of such tests shall be determined by each Party’s risk assessment team.
(f)HBX must carry out penetration tests on the systems used to provide the Services, through a contracted third-party, at least once a year and HBX will provide to Decolar a summary of penetration tests undertaken and its results if requested in writing by Decolar. If vulnerabilities are identified as a result of said tests, they must be remedied within a reasonable period of time according to their criticality.
6.2Security Incidents.
(a)Each Party shall promptly (but no later than forty-eight (48) hours after its occurrence) notify the other Party of any actual Security Incident when involving the other Party’s Data, and with respect to each Security Incident, the informing Party shall:
(i)investigate such Security Incident;

(ii)with respect to a Successful Security Incident, provide the other Party with a detailed written statement describing the circumstances surrounding such Successful Security Incident;
(iii)with respect to a Successful Security Incident, cooperate with the other Party with respect to the investigation and reporting of such incident, including reporting information relating to the Successful Security Incident to Governmental Authorities (including law enforcement and regulatory authorities); and
(iv)with respect to a Successful Security Incident, provide and implement as promptly as practicable, a remediation plan, to address such Successful Security Incident including to prevent its recurrence.
(b)If a notification to any Governmental Authority and/or individuals affected by a Successful Security Incident is required under any Law or any of the Party’s customary policies and procedures, then notifications to all Governmental Authority and individuals who are affected by the same event (as reasonably determined by the other Party) shall be considered legally required.
(c)The informing Party shall reimburse the other Party for all Notification Related Costs incurred by such party arising out of or in connection with any Successful Security Incident to the extent caused by the informing Party’s, or any of its subprocessors’, acts or omissions (such Successful Security Incident, a “Security Incident”) and resulting in a requirement for required notifications under Law.
(d)HBX shall make its Commercially Reasonable Efforts to require its Lodging End-Providers to implement and maintain security data measures and privacy incident reporting processes for reporting of Security Incidents to HBX consistent with HBX’s obligations under this Agreement. If Decolar’s Data is compromised by lack of compliance by the Lodging End Providers regarding the implementation of such measures and processes, HBX shall be responsible towards Decolar in accordance with HBX’ capacity as data processor.
(e)Decolar shall make its Commercially Reasonable Efforts to require its Decolar Partners to implement and maintain security data measures and privacy incident reporting processes for reporting of Security Incidents to Decolar consistent with Decolar’s obligations under this Agreement. If HBX’s Data is compromised by lack of compliance by Decolar Partners regarding the implementation of such measures and processes, Decolar shall be responsible towards HBX in accordance with Decolar’ capacity as data controller.
6.3Additional Requirements with Respect to Personal Data.
Without diminishing each Party’s obligations in this Agreement, each Party shall comply with the Personal Data provisions set forth in Exhibit 3 (Personal Data Protection Laws). To the extent any of the provisions in Exhibit 3 (Personal Data Protection Laws) conflict with other provisions of this Agreement that relate to Personal Data, the provisions in Exhibit 3 (Personal Data Protection Laws) shall control over such other provisions.
7.CONFIDENTIAL INFORMATION
7.1Definition.
“Confidential Information” of a Party means any and all non-public proprietary information and materials of whatever nature (whether in oral, written, electronic or other form), which a Party or its Affiliates discloses, provides or otherwise makes available, or on whose behalf such information and material is disclosed, provided or otherwise made available (the “Furnishing Party”), whether prior to or after the Effective Date, to the other Party or that the other Party otherwise learns (the “Receiving Party”) in connection with this Agreement, and which is either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature, or is of a type that a reasonable person would recognize it to be non-public proprietary information or materials. “Confidential Information” shall include but not be limited to: (a) all information concerning the operations, affairs and businesses of the Furnishing Party and its Affiliates (including their financial affairs, providers lists, customer lists, customer information, account information, business plans, or marketing activities); (b) Service Level data and detailed supporting information; and (c) the Furnishing Party’s Data.
7.2Obligations of Confidentiality.
(a)Each Party’s Confidential Information shall remain the property of that Party except as otherwise expressly provided in this Agreement.
(b)As necessary to accomplish the purposes of this Agreement, the Receiving Party may disclose Confidential Information of the Furnishing Party to any employee, officer, director, contractor, service provider, subcontractor, agent or representative of the Receiving Party who has a legitimate need to know the Confidential Information in question for purposes of this Agreement and who is bound by the Receiving Party to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of the Receiving Party hereunder.
(c)The Receiving Party will keep the Confidential Information of the Furnishing Party confidential and will protect it from unauthorized use or disclosure by using at least the same degree of care as the Receiving Party employs to avoid unauthorized use or disclosure of its own Confidential Information of a similar nature, but in no event less than reasonable care.
(d)Neither Party may:
-make any use of the Confidential Information of the Furnishing Party except as required to perform its obligations or exercise its rights under this Agreement;

-disclose the Confidential Information of the Furnishing Party to third-parties except as expressly permitted herein;
-possess or assert any lien or similar right against or to the Confidential Information of the Furnishing Party; or
-sell, assign, lease, or otherwise transfer to third-parties or commercially exploit the Confidential Information of the Furnishing Party.
7.3Exceptions.
The foregoing obligations of confidentiality do not apply to any information or materials of the Furnishing Party (other than Personal Data) that the Receiving Party can demonstrate: (a) was in the possession of, or was rightfully known by, the Receiving Party without an obligation to maintain its confidentiality prior to receipt from the Furnishing Party; (b) lawfully was or has become generally available to the public other than as a result of disclosure by the Receiving Party or its agents; (c) after disclosure to the Receiving Party, was received from a third-party who, to the Receiving Party’s knowledge, had a lawful right to disclose such information to the Receiving Party without any obligation to restrict its further use or disclosure; or (d) was independently developed by the Receiving Party without use of or reference to any Confidential Information of the Furnishing Party.
7.4Loss of Confidential Information.
If any unauthorized disclosure, loss of, or inability to account for any Confidential Information of the Furnishing Party occurs on account of the Receiving Party (or any entity or person for whom the Receiving Party is responsible), the Receiving Party will promptly so notify the Furnishing Party and will cooperate with the Furnishing Party and take such actions as may be reasonably necessary or reasonably requested by the Furnishing Party to minimize the extent of any unauthorized disclosure or use of such Confidential Information and any resulting damage.
7.5No Implied Rights.
Nothing contained in this section will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or by implication, any rights or licenses to the Confidential Information of the Furnishing Party. Any such obligation or grant will only be as expressly provided in any other provisions of this Agreement.
7.6Compelled Disclosure.
If the Receiving Party becomes legally compelled to disclose any Confidential Information of the Furnishing Party in a manner not otherwise permitted by this Agreement, the Receiving Party will provide the Furnishing Party with prompt written notice of the request (unless legally precluded from doing so) so that the Furnishing Party may seek a protective order or other appropriate remedy. If a protective order or similar order is not obtained by the date by which the Receiving Party must comply with the request, the Receiving Party shall make its Commercially Reasonable Efforts to limit the disclosure to the minimum amount that is legally required.
7.7Public Disclosures.
All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the Furnishing Party, will be coordinated with and approved by the other Party prior to release, which approval shall not be unreasonably withheld.
7.8Return or Destruction.
Promptly following the Furnishing Party’s written request, or the expiration or termination of this Agreement for any reason, the Receiving Party shall either return to the Furnishing Party or destroy and delete all Confidential Information, including all copies, extracts, summaries, recordings, translations or derivative works thereof to the extent containing or incorporating such Confidential Information, and certify in writing to the Furnishing Party that the Receiving Party has complied with its obligations under this section; provided, however, that the Receiving Party: (a) may retain one (1) copy of any Confidential Information necessary for its legal, regulatory or audit purposes, and (b) shall not be required to return, destroy or delete such Confidential Information that is archived or otherwise stored in accordance with the Receiving Party’s back-up or document retention policies or procedures, if only employees, contractors, agents or representatives whose functions are primarily related to the Receiving Party’s information technology have access to such Confidential Information; provided, further, that such retained Confidential Information shall remain subject to the obligations and restrictions contained in this Agreement.
7.9Confidential Treatment of this Agreement.
This Agreement is a confidential agreement between HBX and Decolar. The Parties shall not reproduce or show copies of this Agreement to third-parties without the other Party’s consent, except as may be permitted under this section. Notwithstanding the foregoing, each Party may disclose a general summary of this Agreement due to applicable laws and regulations; provided that such general summary of this Agreement shall not contain any terms or details regarding the other Party’s specific agreements with the Furnishing Party regarding exclusivity and pricing.
8.INTELLECTUAL PROPERTY RIGHTS
8.1Definition.
“Intellectual Property Rights” means all technology, intellectual property or other similar proprietary rights in any jurisdiction (including People’s Republic of China) including: (i) rights in, arising out of, or associated with published and unpublished works of authorship, including rights in audiovisual works, collective works, computer programs (whether in source code or executable form and whether in open source or proprietary form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings, and rights granted under the Copyright Act or any similar Law of another jurisdiction; (ii) rights in, arising out of, or associated with databases, data compilations and collections and technical data; (iii) rights in, arising out of, or associated with inventions, discoveries, improvements, business methods, compositions of matter, machines, methods and processes and new uses for any of the preceding items, including rights granted under the Patent Act or any similar Law of another jurisdiction; (iv) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act or any similar Law of another jurisdiction and under the common law; (v) rights in, arising out of, or associated with information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques, including rights granted under the Uniform Trade Secrets Act or any similar Law of another jurisdiction; (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, persona, or likeness, including rights of personality, privacy, and publicity; (vii) rights of attribution and integrity and other moral rights of an author; and (viii) rights in, arising out of, or associated with domain names, social media handles and other identifiers, web addresses and websites.
8.2Display of HBX Information.
(a)During the Term, in connection with all HBX Lodging Products made available for booking or otherwise displayed or listed on any Decolar Platform, Decolar shall display the appropriate trademark or copyright for third parties (including Lodging End-Providers), information about or content describing the HBX Lodging Products, its material terms and conditions, seller of travel designations, the cancellation policies, rules, disclosures, regulations, rates, prices, Taxes, Tax recovery charges, services fees and other charges and fees for all offered HBX Lodging Products, as provided by HBX, without addition to, revision, deletion or change of any sort whatsoever except as otherwise established in this Agreement (“HBX Information”).
(b)Decolar shall display the rate on the Decolar Platforms in the currency which is provided in the HBX-API. Decolar may convert the rate into any alternative currency if that currency has not been made available in the HBX-API, and in which case, Decolar must ensure that any conversion into an alternative currency is calculated in accordance with the currency conversion rate published by Bloomberg BGN (or another credible conversion rate) at the time the HBX Lodging Product is displayed on a Decolar Platform and Decolar shall be solely liable for any inaccuracy with respect to any such conversion.
8.3Cross License in Trademarks.
During the Term, each Party will: (a) only have license to use the other Party’s trademarks for the sole purpose of complying with its obligations under this Agreement (b) except as covered under section (a), not publish or otherwise engage in any use of the other Party’s trademarks without the other Party’s prior written consent; provided that the Parties may expressly agree in writing on any additional proposed uses of the other Party’s trademarks. Each Party will comply with the other Party’s requirements regarding the format and placement of its trademarks, including as set forth in any trademark use guidelines provided in writing by the other Party.
Neither Party will take any action to register or otherwise challenge or interfere with the other Party’s interests in its trademarks. Unless specifically provided for herein, neither Party will adopt or otherwise use any trademark that is similar to, or likely to be confused with, any of the other Party’s trademarks.
8.4HBX Intellectual Property.
Subject to the terms and for the duration of the Agreement, HBX hereby grants to Decolar and its Affiliates a license of use associated with the HBX-API, including, without limitation, the HBX-API, HBX Lodging Products or any other HBX Information and content provided from time to time under this Agreement, (collectively, the “HBX Intellectual Property”) to use such HBX Intellectual Property solely in accordance with this Agreement, including to make the HBX Lodging Products available to potential End-Users. The license rights granted herein comprise of an irrevocable (solely during the Term), non-exclusive, non-transferable, royalty-free, worldwide license to use, distribute, reproduce, perform and display HBX Intellectual Property, HBX’ Affiliate’s trademarks and all images, text and other content HBX furnishes from time to time to Decolar for use pursuant to this Agreement. Nevertheless, the Parties acknowledge that HBX shall revoke the usage licenses regarding HBX Lodging Products in the event that any Lodging End-Provider revokes HBX license to share their content or HBX considers there is a risk of infringement on third-party IP rights, and HBX will inform Decolar accordingly as soon as possible.
HBX declares that it recognizes and is aware that Decolar may share the Intellectual Property of HBX and Lodging-End Providers with Decolar Partners for use by the Decolar Partners in accordance with this Agreement.
In the event that there is any misuse of any Intellectual Property of HBX and/or Lodging End-Providers by Decolar and/or Decolar Partners, Decolar shall indemnify and hold harmless HBX and its Affiliates from Losses arising out of or related to a breach on HBX and its Lodging End-Providers IP, in accordance with sections 13 and 14 of this Agreement.
8.5Reservation of Rights.
Each Party reserves all rights not expressly granted herein. As between the Parties: (a) Decolar is the owner of and reserves all right, title and interest in and to the Decolar Platform, Decolar’s trademarks and all of Decolar’s intellectual property rights; and (b) HBX is the owner of and reserves all right, title and interest in and to the HBX-API, and HBX’ trademarks and all HBX’ Intellectual Property rights.
In the event that there is any misuse of any Intellectual Property (including without limitation all trademarks, service marks, logos, commercial names, etc.) without the corresponding Party’s consent or license, the Party reserves the right to take any legal action to protect its legitimate interests regarding its Intellectual Property.
9.TERM AND TERMINATION.
9.1[***]
10.AUDITS
(a)Decolar shall have the right to directly audit, or have an agent, accountant or other representative, audit, all activity in connection with the Agreement, including, but not limited to, the Mark-Up Limit and the Preferred Supplier Agreements (a “Decolar Audit”) upon providing at least thirty (30) days’ prior written notice to HBX. Decolar Audits shall not be more than twice per year, unless non-compliance by HBX is detected in at least [***] of the material points audited in one (1) of those audits. In such case, Decolar Audits shall be four (4) per year.
(b)The Parties shall schedule a mutually convenient time for the Audit; provided that any Decolar Audit shall be conducted during normal business hours and in a manner that is not disruptive to HBX’ business. Also, the Audit shall not be biased towards a specific portion of HBX’ business and needs to be representative enough of the portion of the HBX business that is relevant for Decolar to achieve the Total Volume Target. HBX will provide aggregated and annualized information in connection with the Decolar Audit. The Decolar Audit shall encompass HBX and all of its Affiliates, if those Affiliates are invoicing Decolar under the Agreement or are party to any of the lodging agreements of HBX Lodging Products distributed through the HBX-API.
(c)HBX shall have the right to directly audit Decolar, or have an agent, accountant or other representative, audit all activity in connection with the Agreement, including, but not limited to, the Total Volume Target, Excluded Lodging Providers (an “HBX Audit” and collectively, with the Decolar Audit, an “Audit”) upon providing at least thirty (30) days’ prior written notice to Decolar. HBX Audits shall not be more than twice per year, unless non-compliance by Decolar is detected in at least [***] of the material points audited in one (1) of those audits. In such case, HBX Audits shall be four (4) per year.
(d)The Parties shall schedule a mutually convenient time for the HBX Audit; provided that any HBX Audit shall be conducted during normal business hours and in a manner that is not disruptive to Decolar’s business and needs to be representative enough of the portion of the Decolar business related with this Agreement. Decolar will provide aggregated and annualized information in connection with the HBX Audit. The HBX Audit shall encompass Decolar and all of its Affiliates, if those Affiliates are purchasing HBX Lodging Products distributed through the HBX-API.
(e)The Audit shall be at the sole cost of the auditing Party unless the Audit determines non-compliance by the non-auditing Party or its relevant Affiliates, in which case, the non-auditing Party shall bear all costs of the Audit and the auditing Party for the damages caused to the auditing Party by such non-compliance. If the Audit determines material non-compliance by the non-auditing Party or its relevant Affiliates, such material non-compliance shall be remedied within a period of sixty (60) days from the date in which the non-auditing Party was informed in writing by the auditing Party of the detected non-compliance. In case of independent auditor that access Confidential Information, the Auditing Party shall ensure that the auditor will comply with all applicable confidentiality obligations and shall not disclose any Confidential Information to the other Party or any third party without the prior written consent of the audited Party, except as required by law or regulation.
(f)Both Parties agree to work together in a cooperative and collaborative manner to achieve the objectives outlined in this Agreement. For this purpose, each Party shall use its Commercially Reasonable Efforts to share applicable information with the other Party, as reasonably necessary.
11.DECOLAR ACQUISITIONS
(a)If Decolar or any of its Affiliates acquires Control of any entity (“Acquired Entity”) by way of merger, corporate reorganization or consolidation, acquisition of all or substantially all of its assets or otherwise during the Term, and Decolar desires for the Acquired entity to be considered an Affiliate under the Agreement, then Decolar shall provide written notice to HBX with sufficient evidence of said acquisition, and requesting that the Acquired Entity be considered an Affiliate under the Agreement. The Acquired Entity will be considered an Affiliate for purposes of this Agreement if approved in writing by HBX.
(b)HBX, with prior discussion with Decolar, will define the volume contribution of the Acquired Entity to the Total Volume Target and the date from which such contribution shall be taken into account, on a case-by-case basis. In case approval in writing is granted by HBX as per previous paragraph, HBX will cooperate with Decolar as reasonably requested by Decolar in order to finalize the integration of the Acquired Entity, including with respect to the connection of HBX’ systems into the Acquired Entity’s systems, if applicable.
(c)Also, in case approval in writing is granted by HBX as per above, except for sections on Confidential Information and Data Security Measures, which will be binding on, and apply to the Acquired Entity as of the Acquisition Date, the Acquired Entity shall be excused from the compliance with the provisions of this Agreement for a maximum period of nine (9) months as from the approval date by HBX.
12.REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1Each Party represents, warrants and covenants to the other Party that:
(a)It has all necessary corporate or similar power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement;

(b)The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or similar action;
(c)This Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms;
(d)The execution and delivery of, or the performance of its obligations under this Agreement do not violate any laws of any jurisdiction or the terms or conditions of any other contracts to which it is a Party or by which it is otherwise bound; and
(e)No approval, order, consent of or filing with any governmental authority is required on the part of such Party in connection with its execution and delivery of this Agreement or the performance of its obligations under this Agreement.
12.2Disclaimer.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE HBX-API, NEITHER PARTY NOR SUCH PARTY’S AFFILIATES MAKE ANY REPRESENTATIONS OR WARRANTIES, AND EACH OF THE PARTIES AND THEIR AFFILIATES HEREBY EXPRESSLY DISCLAIM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE HBX-API, FOR THE SERVICES PROVIDED UNDER THIS AGREEMENT OR IN THE HBX-API, ARE PROVIDED ON AN “AS IS” BASIS.
13.INDEMNIFICATION
13.1Indemnification
Each Party and its Affiliates (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party, its affiliates, officers, directors, employees, and agents (collectively, the “Indemnified Party”) from and against any and all Losses arising out of or related to:
(a)any Claim arising from a breach of the Indemnifying Party and/or its Affiliates of section 6, including any breach resulting in a Security Incident;
(b)any Claim arising from any failure of the Indemnifying Party and/or its Affiliates to comply with applicable Laws, including Sanctions and Anti-Corruption Laws, in its performance under this Agreement;
(c)any Claim arising from a breach of Indemnifying Party and/or its Affiliates of Exhibit 3 (Personal Data Protection Laws);

(d)any Claim arising from the fraud, gross negligence or willful misconduct of: (i) in the case of HBX, Lodging End-Providers, HBX Affiliates, or HBX or its Affiliates’ officers, directors, employees, agents; and (ii) in the case of Decolar of its End-Users, Decolar Affiliates and Decolar Partners or Decolar or its Affiliates’ officers, directors, employees and/or agents;
(e)any Claim alleging that the use of any Intellectual Property, or any embodiment of Intellectual Property Rights or content provided made available by the Indemnifying Party to the Indemnified Party, in accordance with this Agreement infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party;
(f)any breach or inaccuracy of any representation or warranty made by the Indemnifying Party under this Agreement;
(g)any Claim for taxes (and interest and penalties resulting therefrom) assessed against the Indemnified Party that the Indemnifying Party is attributable for in connection with this Agreement.
For the avoidance of doubt, and subject to section 14, the Parties state that HBX and its Affiliates shall be fully liable towards Decolar for the acts and omissions of Lodging End-Providers and that Decolar and its Affiliates shall be fully liable towards HBX for the acts or omissions of its End-Users and Decolar Partners.
13.2Indemnification Procedures.
The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any Claim for which indemnification is sought under this section. Failure to give such notice shall not abrogate or diminish the Indemnifying Party’s obligation under this section to the extent that such failure does not prejudice the Indemnifying Party’s ability to defend the Claim. In any Claim for which indemnification is sought, the Indemnifying Party will have the right to defend the Claim and to select legal counsel to represent the Indemnified Party (said counsel to be reasonably satisfactory to the Indemnified Party) and to otherwise control the defense of such Claim. For any Claim the defense of which is controlled by the Indemnifying Party, the Indemnified Party will at all times have the right to participate in the defense at its own expense. If the Indemnifying Party, within fifteen (15) Business Days after receipt of such notice, notifies the Indemnified Party in writing that it will not exercise its right, or otherwise fails, to defend the Claim, the Indemnified Party will have the right, but not the obligation, to undertake the defense of and to compromise or settle the Claim on behalf, for the account, and at the risk of the Indemnifying Party. The Indemnified Party will make available information and assistance as the Indemnifying Party may reasonably request, at the Indemnified Party’s expense. The Indemnifying Party may neither: consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting Indemnified Party, without the prior written consent of the Indemnified Party which consent will not be unreasonably withheld, conditioned or delayed, nor (b) consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party unless such judgment or settlement provides for the unconditional and full release of the Indemnified Party, in respect of such Claim and does not diminish any of the Indemnified Party’s rights under this Agreement or result in additional fees or costs to the Indemnified Party or other payments by the Indemnified Party.
The indemnity obligations set forth in this section shall survive the termination of this Agreement for any reason, for the statute of limitation of the legal actions.
14.GENERAL LIABILITY PROVISIONS. LIMITATION OF LIABILITY AND INDEMNIFICATION OBLIGATIONS.
NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT ARE IN THE NATURE OF LOST PROFITS, LOSS OF BUSINESS, OR CONSEQUENTIAL, SPECIAL, PUNITIVE, SPECULATIVE, INCIDENTAL OR INDIRECT DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL AGGREGATE LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY AND ALL DAMAGES, LOSSES AND CAUSES OF ACTION AND INDEMNIFICATION OBLIGATIONS (WHETHER IN CONTRACT, EQUITY, TORT INCLUDING, WITHOUT LIMITATION, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, WILL NOT EXCEED [***] IN ANY CALENDAR YEAR DURING THE TERM (THE “CAP”). THIS SECTION SHALL SURVIVE THE TERMINATION OF THE AGREEMENT FOR THE STATUTE OF LIMITATION OF THE LEGAL ACTIONS. FOR THE AVOIDANCE OF DOUBT: (I) ANY AMOUNTS OWED BY DECOLAR TO HBX PURSUANT TO SECTION 3 OR EXHIBIT 2; AND (II) TERMINATION PAYMENTS DUE UNDER THIS AGREEMENT (SUCH AS PAYMENTS UNDER SECTION “TERM AND TERMINATION”) SHALL, IN EACH CASE, NOT BE SUBJECT TO THE ABOVEMENTIONED MONETARY CAP.
15.TAXES.
15.1Withholding Taxes
If any Party is required by any applicable Law to withhold Taxes from any payment due under this Agreement (such Party, the “Withholding Party”), then the Withholding Party shall make such withholding and provide the other Party (such Party, the “Recipient Party”) with documentation reasonably requested by the Recipient Party (including but not limited to resale exemption or other certificates) supporting the payment of such withholding to the applicable taxing authority.
15.2Tax Cooperation
The Parties shall cooperate, as reasonably requested by the other Party, to optimize the amount of Taxes payable in connection with any payments under this Agreement, including by claiming any available exemption or any available refund, credit or other recovery, and by executing and filing any document required under applicable tax legislation, forms or certificates (including residency certificates) reasonably required. The Parties shall provide each other with any information reasonably requested in order to comply with applicable Laws or in connection with the reporting of any Taxes payable pursuant to this Agreement or any audit relating to any such Taxes.
Except as otherwise stated herein, HBX is not the supplier, vendor, or co-vendor for collecting and remitting Taxes to the applicable Taxing authorities. Decolar shall collect, on behalf, but not in the name of HBX, the Net Amount of Consumed Bookings of any HBX Lodging Product made by an End-User and for which Decolar has acted as the merchant of record, excluding any service fees and Taxes, in each case, imposed in excess of the HBX Rate (the “Room Revenue”). Decolar shall account for and remit all Room Revenue (for Bookings in Chile, accountability obligation or “rendición de cuentas” as determined in Article 2155 of the Chilean Civil Code). Therefore, and for the avoidance of doubt, Decolar, as agent, cannot legally bind HBX while acting on its behalf, under Article 2151 of the Chilean Civil Code.
Each Party will be responsible for all taxes, fees and other contributions derived from its activities related to the performance of its obligations hereunder. Neither Party shall be liable for any sales taxes, occupancy taxes, or similar taxes imposed by any jurisdiction that are owed by third parties. Notwithstanding the foregoing, in the event that either Party receives a request for information, notice, or is required to pay any taxes, including any penalties and/or interests, that a third party has failed to pay, the Party with the relationship with such third party shall promptly provide all necessary cooperation, assistance and documentation to ensure that the other Party, which is not primarily responsible for the payment of such tax is held harmless and indemnified from any liabilities related to the tax obligation.
In some countries, there is a local tax known as “visitors’ tax”, “city tax” “tourist tax” (or similar) and other fees including (but not limited to) resort fees or service charges, which shall be paid directly by the End-User to the Lodging End-Provider and/or at the airport. HBX shall use reasonable endeavors to provide, at the time of booking offer, an estimation of the applicable fees and/or local tax(es) attributable to each individual booking and payable at the time of booking and/or locally on arrival (“Local Tax/Fee Estimation”). Notwithstanding the foregoing, HBX does not warrant that the Local Tax/Fee Estimations shall be accurate and Decolar acknowledges and agrees that the Local Tax/Fee Estimations are provided as estimates only. Decolar further acknowledges that Local Taxes and Fee Estimations, may change from time to time. As a result, HBX cannot be held liable for any loss, costs or damages incurred as a result of the provision of such Local Taxes/Fee Estimations. Confirmation of and the accuracy of the Local Taxes/or Fee Estimations is ultimately the responsibility of Decolar.
15.3Taxes on Price Margin.
With respect to the difference between the amount charged by Decolar to the End-User and the amount paid to HBX by Decolar for a Lodging Product pursuant to this Agreement (such difference, the “Price Margin”), Decolar shall be solely responsible for the collection of the Taxes applicable to the Price Margin and remittance and accounting of such Taxes to the applicable Taxing Authority.

“Tax” or “Taxes” shall mean all United States federal, state, or local gross receipts, sales, use, excise, goods and services, value added tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever levied on the sale of a Lodging Product to the End-User, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Taxing Authority. “Taxing Authority” shall mean any governmental authority (including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.
16.FORCE MAJEURE
16.1Definition.
Force Majeure Event means any incident or event reasonably beyond the control of either Party to prevent or avoid including, but not limited to: civil turmoil (such as war, military conflict or military operations, acts of terrorism, riots, insurrection, public demonstration or other civil disturbances of any kind), actions of the Governmental Authorities (nationalizations, moratorium, etc.) when these prevent the normal fulfillment of contractual obligations (political risk), strikes, lockouts, calamities, acts of God, health-related crises such as virus, illness, death disease, pandemic, epidemic or epidemic outbreak of contagious diseases. For avoidance of doubt, the following will not be considered Force Majeure Events: strikes, lockouts or labor disputes associated with labor unions used by HBX or Decolar in performing or receiving the Services.
16.2Consequences of a Force Majeure Event.
Neither Party shall be liable to the other for failure to perform any of the duties or obligations required of such Party herein if the failure or delay in performance is caused by a Force Majeure Event. If a Force Majeure Event continues for more than[***], the Agreement shall be suspended until the termination of such Force Majeure Event; provided that such suspension shall last for a maximum period of [***](the “Suspension Period”). Upon expiration of the Suspension Period, the Parties shall negotiate in good faith whether to: (i) extend the Suspension Period or (ii) reactivate the Agreement. If the Parties cannot reach an agreement within thirty (30) days of expiration of the Suspension Period, this Agreement shall terminate, and Decolar shall, within sixty (60) days after the effective termination date, pay to HBX a fee in the amount of [***] of the amount of Gross Booking Value remaining to reach the Total Volume Target as of such termination date (the “Force Majeure Payment”).
17.GOVERNANCE AND DISPUTES
17.1Informal Dispute Resolution.
In the event of a dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to performance or non-performance under this Agreement, the Parties will first attempt in good faith to resolve their dispute informally.

17.2Injunctive Relief.
Notwithstanding section 17.4, either Party may seek, without having to go through the procedures set forth in section 17.4: (a) a preliminary injunction, attachment, or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo, or (b) other equitable relief. The Parties further agree that no bond or other security or proof of damages will be required in obtaining such relief.
17.3Governing Law.
This Agreement, including its formation, interpretation, performance, enforcement and termination, and all aspects of the Parties’ relationship under this Agreement, together with any related Claims (whether sounding in contract, tort or otherwise) and disputes, will be interpreted and construed in accordance with the substantive laws of the United States of America and the State of New York, USA without regard to any provisions of its choice of law rules that would result in a different outcome. The Parties intend to avail themselves of the benefit of Section 5-1401 of the New York General Obligations Law.
17.4Forum of Disputes.
(a)Except to the extent necessary to obtain jurisdiction over a third-party, each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement shall be brought solely and exclusively in any state or federal court located within New York County, State of New York and irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party.
(b)The Parties further consent to the jurisdiction of any state or federal court located within a district that encompasses assets of a Party against which a judgment (or award) has been rendered, for the enforcement of the judgment (or award) against the assets of such Party.
(c)The Parties unconditionally waive any right to a jury trial for any legal action, suit or proceeding relating to this Agreement.
17.5Continued Performance.
In the event of a dispute between Decolar and HBX, the Parties shall continue to perform their respective obligations under this Agreement in good faith during the attempted resolution of such dispute unless and until this Agreement is terminated or expires in accordance with its terms.
18.MISCELLANEOUS
18.1Waiver.
No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement shall impair or be construed as a waiver of such right, remedy or power. A waiver by any Party of any provision or any breach of any provision shall not be construed to be a waiver of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers shall be in writing and signed by an authorized representative of the waiving Party.
18.2Remedies Cumulative.
All remedies provided in this Agreement are cumulative and in addition to and not in lieu of any other remedies available to a Party under this Agreement, at law, or in equity.
18.3Assignment.
Neither Party may assign its rights or obligations under this Agreement, unless the other Party expressly consents in writing. Notwithstanding, any of the Parties may assign their rights and obligations under this Agreement to an Affiliate company, a subsidiary that is controlled, controlling or under common control of said Party, notifying said assignment in writing to the other Party. In case of assignment to an Affiliate, both the assignor and the assignee shall remain jointly and severally liable for the full performance of all obligations under this Agreement.
This Agreement shall be binding on, and inure to the benefit of, the respective successors and permitted assigns of the Parties.
18.4[***]
18.5 Relationship of Parties.
Each Party (including its Affiliates) is acting as an independent contractor and is not a servant, employee, legal representative, partner or joint venturer of the other Party or any of its Affiliates. Nothing in this Agreement shall be deemed to create a joint venture or partnership between HBX and Decolar or their Affiliates. Each Party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by its personnel under this Agreement. Neither Party has authority to represent or bind the other Party as to any matters except as expressly authorized in this Agreement.
18.6Notices.
(a)Except as otherwise specified in this Agreement, all notices, requests, demands, approvals and communications under this Agreement (other than routine operational communications) (collectively, “Notices”) shall be in writing; shall be delivered in person, or by mail, postage prepaid, for delivery as registered or certified mail, return receipt requested, or by a nationally recognized overnight courier, and addressed to the other party as follows; and shall be deemed effective when received:
In the case of Decolar:
[***]

In the case of HBX:
[***]
(b)A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee in the manner provided above and the date on which it will become effective.
(c)The Parties may mutually agree that certain types of routine approvals and notices of a non-legal nature may be given by electronic mail.
18.7Interpretation.
(a)Unless otherwise indicated, section references are to sections of the document in which the reference is contained. References to numbered (or lettered) sections will be deemed to also refer to and include all subsections of the referenced section.
(b)For purposes of this Agreement, (i) any obligations of a Party hereunder may be satisfied by any Affiliate of such Party, and (ii) any performance by an Affiliate, or any permitted contractor or subcontractor, of a Party shall be deemed to be performance by such Party for all purposes under this Agreement; provided, however, that any Party’s rights under this Agreement may only be exercised or otherwise enforced by such Party and solely against the other Party.
(c)The section headings in this Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Agreement.
(d)This Agreement will be deemed to have been written by both Parties.
(e)This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall be for accommodation only and shall not be binding upon the Parties. All communication, notices, or other documents to be made, given, or approved pursuant to this Agreement shall be made in the English language.
(f)Unless the context requires otherwise, (i) “including” (and any of its derivative forms) means including but not limited to, (ii) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something, (iii) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation, (iv) “or” is not exclusive, (v) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in section 18.6 in those and other circumstances, (vi) use of the singular imports the plural and vice versa, and (vii) use of a specific gender imports the other gender(s).

(g)The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation or drafting of this Agreement.
(h)All references to a “day” or “days” shall mean a calendar day or days unless otherwise specified (e.g., Business Day), and all references to “month” or “months” shall mean a calendar month or months.
18.8No Publicity.
(a)Notwithstanding section 7.9 of this Agreement, no news releases, public announcements, advertising materials, or confirmation of any media or third-party inquiry, concerning the existence of this Agreement, any part of this Agreement, or the relationship of Decolar and HBX as evidenced by this Agreement may be issued or made by either Party without the prior written approval of the other Party in each instance.
(b)Neither Party shall in any advertising, social media, sales materials, customer lists, service or product endorsements, use any of the names, logos, trademarks or service marks of the other Party or its Affiliates without the prior written approval of the other Party.
18.9Severability.
If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the same shall not affect the other terms or provisions of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the Parties’ rights and obligations shall be construed and enforced accordingly, preserving to the fullest permissible extent the Parties’ intent and agreements set forth in this Agreement.
18.10Counterparts.
This Agreement may be executed in separate counterparts, including by electronic means such as electronic signature or the exchange of signature page files via email, and by the different Parties on the same or separate counterparts. Any signed copy of this Agreement made by reliable means (e.g., photocopy or electronic means) will be considered an original, and all signed counterparts will constitute one and the same instrument, and will become effective (except as otherwise provided therein) when signed by each Party and delivered to the other Party.
18.11Third Party Beneficiaries.
This Agreement is entered into solely between Decolar and HBX and will not be deemed to create any rights in any third parties or to create any obligations of either Decolar or HBX to any third-parties.

18.12Contract Amendments and Modifications.
Any terms and conditions varying from this Agreement on any order or written notification from either Party will not be effective or binding on the other Party. This Agreement may be amended or modified solely in a writing signed by an authorized representative of each Party.
18.13Entire Agreement.
This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters. As from the Effective Date, the current API Agreement and its addendums or annexes and any other agreement signed by and between the Parties and/or any of their Affiliated in relation with the purpose of this Agreement will immediately cease to be in effect with respect to the provision of Lodging Products. Notwithstanding the above, the current API Agreement will remain in force with respect to other travel products provided by HBX to Decolar (such as transfers, excursions, tours, car rental and attraction tickets). However, the Parties commit to execute a separate agreement to govern the provision of such products as soon as practicable. For the avoidance of doubt, the agreement regarding HotelDo as provider of lodging products to HBX shall not be impacted by this section or any other provision of this Agreement whatsoever.
(Signature page follows)

IN WITNESS WHEREOF, each of Decolar and HBX have executed or caused this Agreement to be executed as of the date set forth below by its duly authorized representative.

Decolar.com, INC By: /s/ Damian Scokin Name: Damian Scokin Title: Sole Director and CEO Date: 01/27/2025 | 9:13:02 AM PST	Hotelbeds USA INC By: [***] Name: [***] Title: [***] Date: 01/27/2025 | 10:49:54 AM PST

EXHIBIT 1

DEFINITIONS
This Exhibit 1 (Definitions) does not contain all the defined terms used in this Agreement. Certain other definitions may be found throughout the Agreement, the Exhibits or amendments in which such terms are used, or otherwise in the particular context in which they are used.

Term	Definition
Accountant	Means a certified public accounting firm chosen by the Parties from one of: (i) KPMG, (ii) Ernst & Young, (iii) Deloitte and (iv) PricewaterhouseCoopers.
Acquired Entity	Has the meaning given in section 11 of the Agreement.
Affiliate	Means, with respect to an entity, any other entity or person directly or indirectly Controlling, Controlled by or under common Control with such entity.
Agreement	Means this Lodging Outsourcing Agreement, which consists of these terms and conditions, together with the Exhibits, amendments and other appendices thereto, and any other documents incorporated herein or therein by reference.
[***]	[***]
Bankruptcy Event	Means with respect to any Party, (i) such Party commences a Bankruptcy Proceeding with respect to itself, (ii) has commenced against it a Bankruptcy Proceeding which remains unstayed or undismissed for a period of thirty (30) days or more, (iii) becomes generally unable to, or admits in writing its inability to, pay its debts as they become due, or (iv) except as otherwise permitted in this Agreement, suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business (v) takes any action in furtherance of, or indicating its consent to, any of the acts described in sections (i) through (iv).
Bankruptcy Proceeding	Means any proceeding or other action under any law relating to bankruptcy, insolvency, liquidation of assets, assignment for the benefit of creditors, conservatorship, moratorium, receivership or otherwise providing temporary or permanent relief to a debtor, in each case with respect to a Party or an Affiliate thereof.
BC Event	Has the meaning given in section 2.6.(b) i of the Agreement.

Term	Definition
BC/DR Plans	Has the meaning given in section 2.6.(c) of the Agreement.
BCP	Has the meaning given in section 2.6.(b) i of the Agreement.
Booking or HBX Sourced Booking	Means a Booking of a HBX Lodging Product through Decolar Platform.
Business Day	Means any day on which banks in New York, New York, USA, and Buenos Aires, Argentina are open for commercial banking business during normal banking hours, other than Saturday, Sunday or any federal or national holiday in the United States or Argentina. For payment purposes, Business Day shall refer to the place of issuance of payment, which may be Brazil, Mexico, Uruguay, USA or any other that the Parties may agree on from time to time.
Change of Control	Means (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Decolar and its Affiliates, taken as a whole, to any third party or (b) the acquisition by any third party, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership, of more than fifty percent (50%) of the total voting or economic power of the securities of Decolar or any direct or indirect parent of Decolar.
Circuit Providers	Providers selling pre-set products that may or may not include lodging and do not have a price for each of the components of the product.
Claim	Means any civil, criminal, administrative or investigative claim, action or proceeding (including arbitration) commenced against an entity or person by a third party.
Closed User Group	Means a group of users who have restricted access to certain benefits or discounts, for example via: (i) membership (e.g., employees of a certain company, members of an airline frequent flyer program); (ii) subscription (a member must opt-in, have access to the group with a password-protected login, and create a member profile); (iii) purchase of a certain product or service (e.g., customers who have booked a certain number of trips or have a certain level of spending, those that wish to complement a previous purchase); or (v) meeting certain loyalty or engagement criteria (e.g., customers who have been with the company for a certain amount of time or who frequently interact with the company’s social media or email marketing campaigns).

Term	Definition
Commercially Reasonable Efforts	Means taking such steps and performing in such a manner as a well-managed similar company in the same industry would undertake where such company was acting in a diligent, prudent and reasonable manner to achieve a particular desired result for its own benefit.
Confidential Information	Has the meaning given in section 7.1 of the Agreement.
Consumed Booking	Means checked-in Bookings and non-gratuitous cancellations or non-gratuitous no-show Bookings.
Consumed Bookings Statement	Has the meaning given in section 3.2.(b) of the Agreement.
Control	Means, with regard to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity. A person who holds the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the shares (or other ownership interest, if not a corporation) of such entity through voting rights or through the exercise of rights pursuant to agreement shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.
Decolar	Has the meaning given in the Preamble of the Agreement.
Decolar Audit	Has the meaning given in section 10.(a) of the Agreement.
Decolar Data	Means any data or information, (other than HBX Data) that: (a) is provided to, accessed by, or obtained by HBX, any HBX Lodging End-Provider or HBX’ personnel in connection with the performance of its services under this Agreement; (b) is created, collected or processed by or on behalf of HBX in connection with this Agreement; or (c) resides in, is accessed or transmitted by or through, or is otherwise transferred to, software, equipment or systems provided, operated, supported, or used by HBX in connection with the Services. Decolar Data also includes data or information derived from any of the aforementioned data and/or information. Decolar Data includes Personal Data. For clarity, all data and information from all employees, customers and prospective customers of Decolar and its Affiliates services shall be Decolar Data.
Decolar Partner	Has the meaning given in section 3.6 of the Agreement.

Term	Definition
Decolar Platform	Means any platform owned, operated, accessed or utilized by, or on behalf of, Decolar and its Affiliates to offer bookings of lodging products and services, including Decolar’s desktop and mobile websites, telesales services and systems, mobile applications, off-line channels, Decolar Partners and any other tools or mediums now or hereafter developed.
Disaster	Has the meaning given in section 2.6.(b) of the Agreement.
DRP	Has the meaning given in section 2.6.(b).ii of the Agreement
Effective Date	Has the meaning given in the Preamble of the Agreement.
[***]	[***]
End-User	Means a Person that made a Booking of a HBX Lodging Product.
[***]	[***]
Force Majeure Event	Has the meaning given in section 16.1 of the Agreement.
Force Majeure Payment	Has the meaning given in section 16.2 of the Agreement.
Furnishing Party	Has the meaning given in section 7.1 of the Agreement.
Good Industry Practice	Means practices and standards observed by the leading providers of bed bank and lodging products sourcing services when performing similar services for other customers in the travel sourcing industry.
Governmental Authority	Means any international, national, state, municipal, local, territorial or other: (a) governmental department or governmental agency; (b) regulatory authority or regulatory body; (c) generally recognized self-regulatory organization to which a Party or any of its Affiliates belongs; (d) judicial or administrative body which has or asserts jurisdiction over a Party or any of its Affiliates.
[***]	[***]
HBX	Has the meaning given in the Preamble of the Agreement.
HBX Audit	Has the meaning given in section 10.(c) of the Agreement.
HBX-API	Means HBX-XML application protocol interface, or any future method, conduit or medium of delivery or access, which makes HBX Lodging Products available for booking by End-Users on the Decolar Platform.

Term	Definition
HBX Data	Means any data or information of HBX and its Affiliates’ employees, that (a) is provided to, accessed by, or obtained by Decolar, any Decolar customer or Decolar’ personnel in connection with this Agreement; (b) is collected or processed by Decolar or on behalf of Decolar in connection with this Agreement; or (c) resides in, is accessed or transmitted by or through, or is otherwise transferred to, software, equipment or systems provided, operated, supported, or used by Decolar in connection with the Services. HBX Data also includes data or information derived from any of the aforementioned data and/or information, including any aggregation or optimization of such data and/or information. HBX Data includes Personal Data about HBX and its Affiliates’ employees. For clarity, all data relating to HBX and its Affiliates’ employees shall be deemed HBX Data.
HBX Lodging Product	Means a Lodging Product offered via the HBX-API.
HBX Preferred Lodging Partners	[***]
HBX Rate	Means the [***] plus [***].
H&S	Means the health and safety practices and procedures legally required to be implemented by a Lodging End-Provider to ensure the well-being and safety of End-Users, including to prevent accidents, injuries, and health hazards within the applicable Lodging Product.
Indemnified Party	Has the meaning given in section 13.1 of the Agreement.
Indemnifying Party	Has the meaning given in section 13.1 of the Agreement.
Information Security Program	Has the meaning given in section 6.1.(d) of the Agreement.
Intellectual Property Rights	Has the meaning given in section 8.1 of the Agreement.
Law	Means any statute, regulation, ordinance, guideline, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

Term	Definition
Lodging End-Provider/s	Means third-party/ies engaged by HBX from time to time during the Term of this Agreement to supply the Lodging Product/s that are made available through the HBX-API under this Agreement.
Lodging End-Provider Rate	Means [***].
Lodging Product	Means lodging products and services (available now or hereafter during the Term) whether as a standalone product or a package, which may be offered for booking by HBX during the Term and/or in the future, via an addendum to this Agreement in writing.
Losses	Means any and all damages, fines, penalties, deficiencies, losses, (including death or bodily injury, or the damage, loss or destruction of real or tangible personal property), liabilities (including settlements and judgements) and expenses (including interest, court costs, reasonable and actually incurred fees and expenses of attorneys, accountants and other experts or other reasonable and actually incurred fees and expenses of litigation or other proceedings or of any Claim).
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Notices	Has the meaning given in section 18.6 of the Agreement.
Notification Related Costs	Means each Party’s and its Affiliates’ external reasonable (under the circumstances) costs associated with addressing and responding to a Security Incident.
Opaque Rate/s	Means the rate to be used in a closed and/or fenced user group.
Package Rate/s	Means the rate provided for the offering of a Lodging Product combined with any other product.
Party (ies)	Has the meaning given in the Preamble of the Agreement.
Person	Means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority.

Term	Definition
Personal Data	Means any data or information that constitutes “personal information”, “personal data”, “sensitive personal information”, “personally identifiable information” or any similar term under any Applicable Data Protection Laws, including any data or information that relates to an identified or identifiable individual, household or device, including, but not limited to, name, address, telephone number, email address, username and password, photograph, government-issued identifier, or any other data used or intended to be used to identify, contact or precisely locate an individual, household or device.
Preferred Supplier Agreement	Means any in force Strategic Partnership Agreement (SPA) entered into by HBX with an HBX Preferred Lodging Partner.
[***]	[***]
Receiving Party	Has the meaning given in section 7.1 of the Agreement.
Recipient Party	Has the meaning given in section 15.1 of the Agreement.
Restricted Employee	Has the meaning given in section 18.4 of the Agreement.
Sanctioned Country	Any country or territory targeted by comprehensive, country-wide or territory-wide Sanctions, as of this date including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic and any other that may be included or excluded under Sanctions and Anti-Corruption Laws.
Sanctioned Person	Any person: (i) appearing on a list of Sanctions targets administered by the United States, the United Kingdom, the European Union, or the United Nations, including but not limited to (A) the List of Specially Designated Nationals and Blocked Persons, maintained by the US Treasury Department’s Office of Foreign Assets Control; (B) the Consolidated List of Designated Parties, maintained by the European Union; (C) the Consolidated List of Asset Freeze Targets, maintained by HM Treasury (UK); the Entity List or the U.S. Denied Persons List, maintained by the U.S. Commerce Department’s Bureau of Industry and Security; or (D) any list of parties subject to asset-freezing measures issued by the United Nations; (ii) is fifty percent (50%) or more owned or controlled, directly or indirectly, individually or in the aggregate, by any one or more parties on the foregoing lists; (iii) is organized, resident, or ordinarily located in a Sanctioned Country; or (iv) is otherwise targeted by Sanctions.

Term	Definition
Sanctions	Economic or financial sanctions, export controls, or other trade restrictions implemented by the United States, the United Kingdom, the European Union, the United Nations, or any other Governmental Authority with jurisdiction over the Parties or their respective Affiliates.
Security Incident	Means (a) the loss, theft, or unauthorized alteration, destruction, use, Processing or disclosure, of any of the Parties Data; or (b) any unauthorized access to, or any act or attempt (successful or unsuccessful) to gain unauthorized access to any of the Parties Data.
Service Delivery Environment	Means collectively, the equipment, software, systems, communications networks and connectivity, interfaces, APIs, facilities, and other infrastructure components owned, controlled, or operated by HBX (or its subcontractors or third-party licensors) and used by HBX in the provision of the Services.
Services	Has the meaning given in section 2.1 of the Agreement.
[***]	[***]
Successful Security Incident	Means (a) the loss, theft, or unauthorized alteration, destruction, use, Processing, or disclosure, of any of the Parties Data; or (b) any unauthorized access to, or any successful act or successful attempt to gain unauthorized access to any of the Parties Data.
Suspension Period	Has the meaning given in section 16.2 of the Agreement.
[***]	[***]
Territory	Means all countries of the world, other than the following: [***]
Verified Damages	Refer to losses or any other harm that can be supported by through evidence or documentation, including but not limited to a report or assessment from an expert independent third-party, the cost of which shall be borne by the Party alleging the loss or harm. Such damages can be assessed without the need for judicial proceedings, as long as they are supported by verifiable calculations or evaluations that establish the extent of the damage as verified by the expert independent third-party.
[***]	[***]
[***]	[***]

Term	Definition
[***]	[***]
Withholding Party	Has the meaning given in section 15.1 of the Agreement.
Year One	Means the period of time that commences on January 1, 2025 and ends on March 31, 2026.
“$” or “USD”	Means United States dollars, the lawful currency of the United States of America.

EXHIBIT 2

DEFERRED PAYMENT TERMS
The following terms and conditions (the “Deferred Payment Terms”) apply in relation to deferred payment plan. In the event of a conflict, inconsistency or ambiguity between any term or provision set forth in these Deferred Payment Terms and the Agreement, the Deferred Payment Terms shall control and supersede any such conflict, inconsistency or ambiguity. Capitalized terms used but not defined in this Exhibit 2 shall have the respective meanings ascribed thereto in the Agreement.
1.Scope.
Subject to section 3.1 of the Agreement, Decolar may defer payment of a maximum aggregate amount to be confirmed in writing by HBX within four (4) business days from signature of this Agreement (the “Limit”) to cover the payment of Net Amount of Consumed Bookings under this Agreement. For the avoidance of doubt, the Parties state and agree that such Limit will apply jointly to the Lodging Services under this Agreement and to the payment of bookings of other travel products provided by HBX to Decolar (such as transfers, excursions, tours, car rental and attraction tickets) under the current API Agreement.
2.Modification or suspension.
HBX may, by written notification to Decolar and effective upon receipt thereof, increase or decrease the Limit and/or modify the term and conditions of payment.
HBX reserves the right to modify, suspend or cancel these Deferred Payment Terms:
(a)Upon a default or breach of the Lodging Outsourcing Agreement that may lead to a termination by HBX as per section 9.2.3.2.
(b)Immediately upon default of the Deferred Payment Terms by Decolar. Before applying suspension of the Deferred Payment Terms both Parties will try to seek for an urgent remediation of the default.
(c)Upon exceeding the Limit in accordance with the below:
-Once Decolar reaches [***] of consumption of the Limit, HBX will notify in writing to Decolar that the Limit is close to excess and both Parties will work to explore options to increase the Limit.
-In any case, if Decolar exceeds the amount of the Limit, Decolar shall immediately make a payment to HBX to cover such excess.
-If such excess is not remedied immediately, HBX may review and ultimately suspend or cancel the Deferred Payment Terms.

The proof of funds transfer sent by Decolar shall serve as sufficient receipt and formal evidence of payment.
(d)Immediately upon a Bankruptcy Event with respect to Decolar.
(e)Upon any material adverse effect (i) on either the financial conditions of Decolar and/or its Affiliates taken as a whole; subject to prior written notice to Decolar of at least ten (10) days to provide options to maintain the Limit.
(f)Upon a Change of Control materially increasing the risk profile of Decolar.
(g)In addition, HBX may reassess, suspend or cancel these Deferred Payment Terms for any reason that materially increases Decolar risk profile, upon twenty-one (21) days’ advanced written notice to Decolar in order for Decolar to provide options to maintain the Limit.
Upon remediation of sections above, except for section (d) above, HBX will reinstate the Limit.
Decolar may offer any remedy that seems applicable to remedy the suspension, reduction or cancellation of the Limit (such as bank guarantee, cash deposit, etc.). In the event that a cash deposit is made, it may be replaced by Decolar at any time by a sufficient bank guarantee, and the refund of such deposit may be requested.
If new financial information is provided increasing Decolar solvency scoring, HBX may reassess the Limit.
3.Effect of suspension of the Deferred Payment Terms.
Upon termination or cancellation of these Deferred Payment Terms the Pre-Payment Terms on section 3.1 of the Agreement shall apply, as follows:
Upon suspension of the Deferred Payment Terms, Decolar must make the payment of any unpaid Bookings made prior to the suspension of Deferred Payment Terms that have already reached the Special Due Date within ten (10) days, otherwise the Bookings may be cancelled by HBX. “Special Due Date” shall be the date in which cancellation fees are applied.
For the Bookings created while Deferred Payment Terms are suspended, all payments must be made before incurring cancellation fees, otherwise the Bookings may be cancelled by HBX. In such cases, HBX shall inform Decolar in advance and in writing so Decolar may pay the outstanding amounts in order to avoid cancellation of the Bookings.
The aforementioned prior notice period of ten (10) days shall not apply and HBX shall be entitled to cancel all Bookings, including all future Bookings not paid, regardless if they have been incurred in cancellation costs or not in case of: (i) default regarding payment terms not due to a Force Majeure Event and not receiving a clear confirmation on when the default on payment is going to be repaired or (ii) imminent or actual insolvency situation or ceased of operations of Decolar. Decolar cannot claim any compensation from HBX in case of cancellation of Bookings under the abovementioned scenarios, assuming Decolar the duty to inform End-Users and looking for a satisfactory lodging alternative or satisfactory alternative solution for End-Users, holding harmless HBX.
HBX shall be entitled to restrict access, suspend or deactivate the HBX-API in the event where Decolar has failed to comply with Pre-Payments Terms for a period of time of ten (10) days. In such case, HBX shall provide a ten (10) days prior written notice for Decolar to comply with pending payments. In the event that payment is not made within the aforementioned period, section 9.2.3.2. (c) shall apply.
Non-refundable Bookings and Bookings made at the time they accrue cancellation fees, will be deactivated when in Pre-Payment Terms conditions except if a specific payment is made by Decolar to maintain those Bookings active.
HBX shall send to Decolar the document required under applicable tax law for any expenses generated on the cancellation of future Bookings that have already incurred in cancellation costs.
HBX shall not be liable for the termination or the cancellation of the Deferred Payment Terms in accordance with these terms.
4.Payments and withholding.
(a)In case Deferred Payment Terms are in force, Decolar will pay Consumed Bookings in accordance with section 3.2.(d) of the Agreement. Decolar hereby commits to identify the Bookings to which the payment is referred to in accordance with section 5 below.
(b)Payments for all Bookings should be ordered in the corresponding billing currency by wire transfer in funds that shall be immediately and irrevocably available to HBX on the date the payment shall be due pursuant to the following instructions:
Payments in United States Dollars:
[***]
Payments in MXN-Mexican Pesos:
[***]
Payments in BRL-Brazilian Real:
[***]
Whenever any payment to be made hereunder would, without this provision, be due and payable on a day which is not a Business Day, it shall be due on the Business Day immediately after the due date. The Parties agree that there may occur delays in receipt of payments due to reasons out of the Party’s control. In such case, the proof of funds transfer sent by Decolar shall serve as sufficient receipt and formal evidence of payment.

In the event that Decolar is required by law to withhold or deduct any sum from payments required hereby, Decolar shall provide HBX with a certificate of the amount that is has been required to withhold by law and to provide this within thirty (30) days to HBX.
5.Payments on account.
Decolar shall indicate to which Bookings and/or Statements and/or documents applicable under applicable tax law the payments apply. If HBX does not receive the details indicated above, HBX shall provide to Decolar a period of at least twenty-one (21) days to provide the outstanding information. If not provided within such period, HBX may apply the payment to the oldest outstanding Bookings.
6.Invoicing and remittance of tax documents. Settlement.
Section 3 of the Agreement shall apply.
7.Offsetting.
The Parties agree that either Party may offset amounts, whereby any amounts owed by one Party to the other may be offsetted against any amounts owed by the other Party, so that only the net balance be payable. Amounts to be offset include but are not limited to: any payments due to services providers which may be payable by Decolar, any amounts corresponding to any override commission that may have accrued up to that point, if in place, and any amounts corresponding to marketing contributions for any advertising campaigns, but always limited to debts and credits arising under this Agreement.
8.Financial information.
Solely in the case Decolar’s financial information ceases to be publicly available at any time during the Term, HBX may, upon reasonable written request, require Decolar to furnish to HBX within fifteen (15) days from HBX request, any information reasonably requested regarding its business affairs or financial condition, including audited annual financial statements and interim financial statements prepared in accordance with generally accepted accounting principles consistently applied and certified (subject to change in interim statements resulting from year-end adjustments).

EXHIBIT 3

PERSONAL DATA PROTECTION LAWS
1.The Parties themselves and on behalf of their employees, agents, representatives, contractors and subcontractors, undertake to maintain the secrecy, and not disclose, copy or use, at any time, even after this Agreement’s termination, technical, commercial and industrial information owned by the other Party or third-parties, as well as Personal Data shared by the other Party (which shall be considered Confidential Information) to which it may have access, voluntarily or involuntarily, under this Agreement. The Parties must limit the disclosure and access to Confidential Information to as few individuals as possible, so that only employees, agents, representatives, contractors and subcontractors whose access to Confidential Information is essential to the fulfillment of the purpose of this Agreement will have access to the Confidential Information. The Parties also undertake to keep the Confidential Information inaccessible to all employees, agents, representatives, contractors and subcontractors who do not directly participate in the provision of the Services of this Agreement and whose access to the Information Confidentiality is not strictly necessary to fulfill its purpose.
2.Each Party acknowledges that employee and representative Personal Data, exchanged for service delivery under this Agreement, will be processed by the other Party to perform, manage, and verify the contractual relationship. This processing of employee and representative Personal Data is based on fulfilling the obligations under the Agreement. Personal Data of each party’s employees and representatives will be retained while the contract is active and afterwards, until any applicable period expires. Personal Data of both Parties employees and representatives may also be used for legitimate commercial contact purposes. Personal Data of each Party’s employees and representatives may be shared with relevant Governmental Authorities solely to comply with legal obligations. Each party’s employees and representatives whose Personal Data is processed pursuant to this Agreement, may request their data protection rights and, where applicable, file a complaint with the data protection authority. Both Parties shall promptly notify the other Party of any data subject requests from the other Party’s employees and representatives in writing, and adhere to any data subject requests from the other Party’s employees or representatives in accordance with applicable Laws. Each Party shall ensure that its employee and representative privacy notices accurately notifies its employees and representatives of the foregoing in according with applicable Laws.
3.The Parties hereby acknowledge the provisions of the data privacy and data security laws, rules and regulations (whether in the United States of America or, where applicable, elsewhere in the applicable territory, and in any other laws or federal, state, municipal, national or foreign regulations, that address the protection and secrecy of “Personal Data”, (collectively, “Applicable Data Protection Laws”) and that have extraterritorial effects on the collection, production, reception, classification, use, distribution, processing, archive, storage, elimination, assessment, control, modification, communication, transfer, diffusion, extraction or, in any other way, the processing of

Personal Data (each and all of the activities above mentioned shall be individually referred to as “Processing”, “Processing Activity” and, jointly, as “Processing Activities”) under this Agreement, or that are applicable to any Processing Activities. The Parties hereby represent and warrant that they will Process Personal Data under this Agreement in accordance with Applicable Data Protection Laws. Without limiting the foregoing, both Parties agree that they will only Process Personal Data for legitimate and explicit purposes, for which the Data Subjects have prior, accurate notice in accordance with Applicable Data Protection Laws, have provided consent where required by Applicable Data Protection Laws, and that such Processing is always limited to the minimum amount to fulfill such purpose, in a proportional and non-excessive manner.
4.The Parties are considered, for the purposes of the Applicable Data Protection Laws, as controllers (“Controllers”) or processors (“Processors”), according to the roles they assume in connection to the Personal Data Processing Activities under this Agreement. The Parties hereby acknowledge that, pursuant to the Applicable Data Protection Laws, (i) Processor is the legal entity that carries out Personal Data Processing Activities on behalf of the Controller (under the Agreement); and (ii) Controller is the legal entity entitled to make decisions related to the Personal Data Processing Activities. Decolar shall be deemed the Controller of Decolar Data and all other Personal Data Processed under this Agreement, and HBX shall be deemed the Processor of Decolar Data. Specifically in the case of the personal data of Decolar’s employees and/or representatives, HBX will be considered Data Controller as stated below Each Party, where applicable and within the contractual and legal limits, and its representative/s, are informed that their Personal Data will be processed by the other Party for the purpose of allowing the correct development, compliance and control of the agreed provision of Services, with the basis of the processing being the fulfilment of the contractual relationship between the Parties. Either Party’s identification is a necessary requirement in order to formalize this Agreement. The Parties state that Personal Data of employees shall only refer to the data that is received due to the negotiation and/or execution workflow of this Agreement (and limited to the complete name and email of each Party’s employees).
4.1The Controller is responsible for instructing the Processor with regards to the Personal Data Processing Activities, through explicit orders that are in compliance with the Applicable Data Protection Laws, this Agreement and any other laws and regulations applicable to the Processing Activity. The Processor is responsible for complying with the Controller’s explicit instructions and shall only Process Personal Data within the limits of the instructions provided by the Controller, under the Applicable Data Protection Laws, the Agreement, and any other laws and regulations applicable to the Processing Activity. Any time the Processor carries out Personal Data Processing Activities that are not in strict compliance to the Controller’s instructions and orders, or Processes Personal Data for purposes not covered by the Controller’s instructions and orders, the Processor shall be considered in breach of the Agreement.

5.The Parties represent and warrant that they adopt security, technical, physical and organizational measures in accordance with Applicable Data Protection Laws to protect Personal Data Processed under this Agreement from, including but not limited to, unauthorized access, accidental or illegal situations of loss, destruction, alteration, communication or any form of inappropriate or illegal Personal Data Processing.
6.The Parties are entitled to hire specialized Processors to perform Personal Data Processing Activities, provided that the respective Processor undertakes, by executing a data processing agreement or an equivalent instrument, to comply with the obligations set forth in this Agreement and Applicable Data Processing Laws with regards to the applicable Personal Data Processing Activities, before any transfer of Personal Data and the beginning of the Processing Activity by said Processor. Each Party is liable for the non-compliance of its [Sub]-Processors with the obligations described in this Agreement, and Applicable Data Processing Laws.
7.The Parties represent and warrant that any Personal Data Processing Activities that involve the international transfer of personal data (“International Transfer”) must be conducted according to the provisions in the Applicable Data Protection Laws.
8.If the Processor receives any Data Subject request, it shall not respond, and shall forward the Data Controller as soon as possible before the deadline to respond under applicable laws by email and never exceeding fifteen (15) days (or a shorter period if the applicable law so requires) [***] in the case of HBX and [***] and [***] in the case of Decolar. The Parties agree to indemnify, defend and fully exempt the other Party, its directors, managers, employees and representatives for and against any and all losses, damages, fees, expenses, fines and costs of any nature, including attorney and judicial fees, arising from any claims related to: (i) effective or alleged violation of the Data Protection Applicable Laws or of the Confidential Information; (ii) loss or misuse of Confidential Information; and (iii) any other breach to the obligations set forth in this section. These obligations are independent of any rights under this Agreement, LGPD, the Applicable Data Protection Laws, or any other Law.
9.However, the Data Processor shall not be held liable for any damages or breaches arising from compliance with the instructions provided by the Data Controller. In such cases, the Data Controller shall assume responsibility and shall indemnify the Data Processor for any penalties, claims, or damages that may result from those instructions. If the Data Processor’s breach is a direct result of compliance with instructions issued by the Data Controller, the Data Processor shall be exempt from liability, and the Data Controller shall be responsible for the consequences of such non-compliance, including any financial penalties imposed by the competent data protection authority. In this case, the Data Controller shall indemnify the Data Processor for any damages incurred. All of the above, to the extent provided in section 14.
10.By the termination of this Agreement for any cause, except to the extent strictly necessary to comply with legal and regulatory obligations, including with regards to the retention periods of Confidential Information and Personal Data, the Parties must (i) return to the other Party or, pursuant to the other Party’s instruction, destroy all the Confidential Information and Personal Data transferred or deduced from the Processing Activities under this Agreement within up to thirty (30) days as of the termination date and, in any event, (ii) immediately cease any Personal Data Processing Activities or the processing of Confidential Information.
The obligations set forth in this section are irrevocable and irreversible and will remain indefinitely effective after the termination of this Agreement.
11.Databases (files with Decolar Data and any other Personal Data except HBX Data) shall be exclusively owned by Decolar, as well as any tests or similar procedures conducted in connection to them under this Agreement. The Parties declare that such Data is confidential and, therefore, subject to the confidentiality set forth in this Agreement, even upon the termination of this Agreement. The Parties state that in the event of any discrepancy between the provisions for confidential information and those required under Data Protection Applicable Laws, the latter shall prevail with respect to Personal Data. Notwithstanding the above, any aggregated and anonymized Decolar Data can be used by HBX for its own purposes, provided that no Personal Data shall be used and that no reversal of the anonymization process shall be allowed and possible. Otherwise, HBX must destroy the data.

EXHIBIT 4

DECOLAR TERMINATION FOR CONVENIENCE PENALTY
[***]

EXHIBIT 5

HBX TERMINATION FOR CONVENIENCE PENALTY
[***]

EXHIBIT 6

HBX-API INTEGRATION
During the term of this Agreement, Decolar shall maintain the same certifications and credentials as were obtained by and granted to Decolar from HBX pursuant to the API Agreement.
WORKFLOW
The Workflow establishes the correct number and order of calls to the system to carry out the different operations available.
Before Decolar starts implementing the HBX-API, Decolar must provide HBX with the flowchart to be implemented. In the event of having several distribution channels with different flows, an explanation must be provided for each one.
●The correct Workflow to make a reservation is as follows:
Availability request;
CheckRate request (if necessary);
Booking request.
●Use of “Availability request” should be kept to a minimum. To do this:
The call (“Availability request”) should not be repeated in the remaining steps to make a reservation (“CheckRates” and “Booking request”).
As many hotels and other accommodation establishments as possible should be informed in a single call, without exceeding the limit of 2000 hotels / other accommodation establishments per call.
All rooms requested for a reservation should be reported in the same call.
●Use of “CheckRates” should be kept to a minimum. To do this:
The call to “CheckRates” should only be made if the selected rate is “rateType=RECHECK”.
As many rates as possible should be reported in a single call, without exceeding the limit of 10 rates per call.
This call should not be made for rates that are the desired rates to be reserved. Do not make the call for all rates returned by “Availability request”.
VOUCHER
For all confirmed reservations, it is mandatory to generate and send a voucher containing all the information relating to the reservation. The required information is as follows:
1.Hotel / accommodation establishment information: Name, category, address, location and telephone number.
2.End consumer information: Holder name (or lead end consumer) and at least one pax name per room. In the event of reservations with one room, the holder name is sufficient.
3.Reservation information:

HBX reference for the reservation, and agency reference, if applicable.
CheckIn and CheckOut dates.
Room type and meal arrangement.
Rate comments if applicable.
4.Payment information:
For reservations not payable at the destination:
The reservation price cannot be shown.
The following text should appear, correctly reporting fields XXX, YYY and ZZZ: “Payable through XXX, acting as agent for the service operating company, details of which can be provided upon request. VAT: YYY Reference: ZZZ”.
For reservations payable at the destination, the text that HBX sends to Decolar should be shown, correctly reporting all fields that appear.
SYSTEM RESPONSES
HBX-API Integration uses standard HTTP response codes, therefore:
●Correct requests return a 2xx code.
●Requests that contain errors caused by Decolar return a 4xx code. This type of error is caused by the request made by Decolar and must be solved by Decolar.
Any other error response code refers to the system. To solve this, the HBX-API Integration department should be contacted.
DISCONNECTION
HBX may suspend HBX-API in the event of improper use by Decolar repeatedly exceeding the assigned quotas, as well as for the use of any of the following techniques:
Price storing: A technique that consists of launching availability requests or checkrates into the system in order to obtain all prices in the system.
Possibility scanning: A technique that consists of launching availability requests or checkrates into the system in order to obtain all available tourist services. Duplicate requests: Repeating calls to the system within a short period of time.
When the Parties can confirm that the abovementioned risks have been mitigated, in accordance with the provisions of this Agreement and until a new Access Code is granted by HBX (the “Reactivation Period”), the average value of Bookings made during the corresponding period of the previous calendar year, which is comparable to the Reactivation Period (i.e. same period of previous calendar year) shall be added for purposes of calculating the achievement of the Measurement Year Volume Target for the relevant Measurement Year, pursuant to section 5 of this Agreement.

RE-CERTIFICATION PROCESS REQUEST
To request the re-certification process, Decolar must comply with the mandatory aspects indicated in this Agreement and technical points detailed in this Exhibit, as well as providing the following information:
●Completion of Technical Optimization Analysis
●Access to the demo website
●User name and password to access the link, if necessary
●Information to pay for a reservation, if necessary
●User guide for the application, in case the site to be verified is not in English
●In case there is more than one provider, information on how to identify the HBX-API product
●Any other information that Decolar considers appropriate to take into account in the certification process
Decolar agrees that in case of not developing any of the points mentioned above, HBX may at its discretion not certify the API Integration.
In case HBX agrees to certify Decolar (even when Decolar has not implemented any of the points mentioned above), Decolar expressly accepts all responsibility, having to assume all costs and/or expenses that may arise as a result of the failure to implement the points which allows HBX-API Integration.

EXHIBIT 7

HBX LODGING PRODUCTS TERMS AND CONDITIONS
These terms and conditions do not supersede but complete and add to the provisions on this Agreement.
GENERAL
The End-User shall be liable for obtaining the documentation required at destination (such as visas, ID’s, passport, medical documents etc.) and HBX shall not be liable for any circumstance or expense incurred due to lack of documentation or non-compliance with any requirements. It is understood that the End-User shall carry with him/her all his/her luggage and personal belongings and such luggage and personal belongings are carried at his/her own risk. HBX will not be responsible for the end consumer’s luggage.
Prices quoted are per person per night or per unit per night.
Price does not include any extra services such as telephone calls, insurance, laundry service, minibar, parking, etc., which shall be paid directly by the End-User.
LODGING SERVICES
Children
Special conditions for children are agreed upon with each Lodging End-Provider and are not based on any one criterion; therefore and given that each Lodging End-Provider applies its own special conditions or discounts, the End-User shall enquire about this point when making his/her booking. Such discounts or special conditions must be understood as applicable only when children share a room with two (2) adults.
COTS (UK) / CRIBS (US) – Cots/cribs and its availability is subject to the Lodging End-Provider’s confirmation. In the event that this service is required, End-User shall indicate this when making the Booking, as some Lodging End-Providers have a limited availability of such items. This extra service can be paid by the End-User directly to the Lodging End-Provider, if required.
Third Person
Almost all Lodging End-Providers will treat a Booking for a third person as a double room with an extra bed. The End-User shall consult the supplement and/or discount applicable for an extra bed to be occupied by an adult, as this varies depending on the Lodging End-Provider. There are Lodging End-Providers with very few available extra beds, so it is imperative that the End-User ensures their availability when making his/her Booking. Failure to do this may result in non-availability of the extra bed at the Lodging End-Provider establishment, with no right to claim any service provision or amount whatsoever from HBX.

No Show
No show by End-User at the Lodging End-Provider establishment without prior warning shall be considered a cancellation.
HBX shall inform Decolar of charges payable, which may range from the cost of one (1) night to one hundred percent (100%) of the cost of the booking.
Modifications
Unless dully processed by HBX, Decolar shall not be allowed to reduce the reserved period of stay or requested service, nor change the names of the End-User once Booking has been confirmed.
Any such changes without HBX prior confirmation shall be deemed to be a cancellation of the Booking.
Modifications to extend the reserved period shall be subject to availability; in the event of an extension, the price shall be modified accordingly.
Cancellations
In the event of withdrawal of the services purchased, Decolar shall have the right to be returned all amounts paid with deduction of the amounts, if any, which may have accrued in terms of cancellation charges.
Cancellation costs may vary depending on the destination, dates and relevant Lodging End-Provider.
If for exceptional reasons the cancellation is not made via the HBX-API, it must be sent in writing to HBX detailing the destination and Booking number. HBX shall send an acknowledgement of receipt and inform of all the charges, if any, which may be applicable. Decolar shall be responsible for obtaining the confirmation and/or acknowledgement of receipt of the cancellation of the Booking by HBX. Any charges for cancellations made directly by the End-User with the Lodging End-Provider which are charged by the Lodging End-Provider to HBX shall be paid, in turn, by Decolar to HBX.
Claims for reimbursement by an End-User leaving the Lodging End-Provider establishment before the reserved departure date (early check-out), must be addressed, to HBX within twenty (20) days of the effective date of departure, together with written confirmation from the Lodging End-Provider of time and date of departure.
For no-shows or early check-outs, the Lodging End-Provider may charge the full amount of the original Booking, in which case reimbursement to the End-User shall not apply.
Bookings may be cancelled by request of either Party with no penalty whatsoever in a Force Majeure Event (as defined in this Agreement), which may affect the various destinations and,

specifically, the location of the Lodging End-Provider at destination, as well as the country of origin of the End-Users.
IMPORTANT
●Throughout the Term, some Lodging End-Providers may change name or trade name, which shall not be construed as a change of the Lodging End-Provider or modification of the Booking.
●In some countries, there is a local tax known as “visitors’ tax”, “city tax” “tourist tax” (or similar) and other fees including (but not limited to) resort fees or service charges, which shall be paid directly by the End-User to the Lodging End-Provider and/or at the airport. HBX shall use reasonable endeavours to provide, at the time of booking offer, an estimation of the applicable fees and/or local tax(es) attributable to each individual booking and payable at the time of booking and/or locally on arrival (“Local Tax/Fee Estimation”). Notwithstanding the foregoing, HBX does not warrant that the Local Tax/Fee Estimations shall be accurate and Decolar acknowledges and agrees that the Local Tax/Fee Estimations are provided as estimates only. Decolar further acknowledges that Local Taxes and Fee Estimations, may change from time to time. As a result, HBX cannot be held liable for any loss, costs or damages incurred as a result of the provision of such Local Taxes/Fee Estimations. Confirmation of and the accuracy of the Local Taxes/or Fee Estimations is ultimately the responsibility of Decolar.
●The categories of the Lodging End-Providers have been provided by the Lodging End-Providers themselves and are in accordance with specific regulations applicable in each country. A Lodging End-Provider in one country, therefore, may not be similar in terms of services and quality to a Lodging End-Provider in another, despite belonging to the same category.
●HBX provides the information supplied by the Lodging End-Provider regarding the existence of material works of refurbishment or renovation of the establishment, as well as duration thereof.
●In some countries the legal adult age may differ depending on the relevant local legislation. It will be the sole responsibility of the End-User to ensure that he/she is at least of legal age in order to check in to the Lodging End-Provider.
●Most Lodging End-Providers may request a holding deposit on credit or debit card from End-Users upon arrival for incidental charges incurred during the End-User’s stay, including but not limited to, long distance telephone charges, room service, resort fees, in-room movies, damage or theft of property belonging to the Lodging End-Provider establishment, mini bar usage and other such amenities. Decolar is obliged to inform about this requirement to End-User.

EXHIBIT 8

RIGHT TO REPENT

Country	Term from Booking date creation	Applicable law	Comments
Argentina	10 days	Law N° 24.240 – Consumer Protection	If the expiration date of the term is a non-business day, the term is extended to the next business day.
Brazil	7 days	Consumer Protection Code and Civil Code	-
Colombia	5 business days	Law N° 1480 of 2011	Unless the service is provided within 5 business days of the purchase.
Costa Rica	8 days	Law N° 7472	If the expiration date of the term is a non-business day, the term is extended to the next business day.
Ecuador	3 days	Law N° 21 – Organic Law on Consumer Protection	If the expiration date of the term is a non-business day, the term is extended to the next business day.
Mexico	5 business days	Federal Consumer Protection Law	Unless the service is provided within 10 business days of the purchase.
Uruguay	5 days	Law N° 17.250	If the expiration date of the term is a non-business day, the term is extended to the next business day.

EXHIBIT 9

[***]

January 27, 2025
Messrs.
HOTELBEDS USA INC.
Ref: Offer letter
Dear sir or madam,
We address you in relation to the Lodging Outsourcing Agreement signed on January 27th, 2025 (the “Agreement”) between Decolar, Inc. (“Decolar”) and Hotelbeds USA, Inc. (“HBX”), and hereby declare that each of the undersigned entities: is a Decolar “Affiliate” (as such term is defined in the Agreement) and for so long as it remains a Decolar Affiliate undertakes to comply in all material respects with all of Decolar’s covenants and agreements set forth in the Agreement that are applicable to such Affiliate, as contemplated in Section 18.7 thereof. Any Decolar affiliate not listed herein shall not be considered an “Affiliate” (as such term is defined under the Agreement) unless otherwise agreed by the Parties in a signed writing.
AGREED TO BY:

Decolar.com, Inc.	Travel Reservations S.R.L.
/s/ Damian Scokin	/s/ Damian Scokin
Name: Damian Scokin	Name: Damian Scokin
Date: 01/28/2025	Date: 01/28/2025
Despegar.com.ar S.A.	Decolar.com Ltda.
/s/ Paula Cristi	/s/ Daniela de Araujo Pereira
Name: Paula Cristi	Name: Daniela de Araujo Pereira
Date: 01/27/2025	Date: 01/27/2025
/s/ Joao Pinheiro
Name: Joao Pinheiro

Date: 01/27/2025
Despegar.com Chile SpA.	Despegar Columbia S.A.S.
/s/ Dirk Zandee	/s/ Pablo Ignacio Jaitman Labaton
Name: Dirk Zandee	Name: Pablo Ignacio Jaitman Labaton
Date: 01/28/2025	Date: 01/27/2025
DespegarEcuador S.A.	Despegar.com México S.A. de C.V.
/s/ Andres Meneses	/s/ Santiago Elijovich
Name: Andres Meneses	Name: Santiago Elijovich
Date: 01/28/2025	Date: 01/27/2025
Viajes Beda S.A. de C.V.	Despegar.com Perú
/s/ Santiago Elijovich	/s/ Dirk Zandee
Name: Santiago Elijovich	Name: Dirk Zandee
Date: 01/27/2025	Date: 01/28/2025
Despegar.com USA, Inc.	Holidays S.A.
/s/ Monica Alexandra Soares da Silva	/s/ Sebastian Mackinnon
Name: Monica Alexandra Soares da Silva	Name: Sebastian Mackinnon
Date: 01/28/2025	Date: 01/27/2025

January 28th, 2025
Messrs.
Decolar.com Inc and its Affiliates
Ref.: Acceptance letter
Dear sir or madam,
We hereby fully accept your offer letter and its terms dated as of January 27th, 2025.
Sincerely,

/s/[***]
Name: [***]
Capacity: [***]